                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


                                      AMONG


                              FIRSTAR CORPORATION,


                        FIRSTAR CORPORATION OF MINNESOTA


                                       AND


                              INVESTORS BANK CORP.

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                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I
     THE MERGER               . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.01.        The Merger . . . . . . . . . . . . . . . . . . . . .   1
          1.02.        Effective Time of the Merger . . . . . . . . . . . .   2
          1.03.        Closing  . . . . . . . . . . . . . . . . . . . . . .   2
          1.04.        Form of Transaction  . . . . . . . . . . . . . . . .   2
          1.05.        Bank Merger  . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II
     EFFECT OF THE MERGER ON INVESTORS CAPITAL STOCK  . . . . . . . . . . .   3
          2.01.        Effect on Capital Stock  . . . . . . . . . . . . . .   3
          2.02.        Effect on Options to Purchase Investors Common Stock   4
          2.03.        Effect on Warrants to Purchase Investors Common Stock  4
          2.04.        Effect on Investors Restricted Stock . . . . . . . .   5
          2.05.        Adjustment to Exchange Ratio . . . . . . . . . . . .   5

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF INVESTORS  . . . . . . . . . . . . .   5
          3.01.        Organization, Standing and Power . . . . . . . . . .   5
          3.02.        Investors Subsidiaries . . . . . . . . . . . . . . .   6
          3.03.        Capital Structure  . . . . . . . . . . . . . . . . .   7
          3.04.        Authority  . . . . . . . . . . . . . . . . . . . . .   8
          3.05.        Investors Financial Statements . . . . . . . . . . .  10
          3.06.        Reports  . . . . . . . . . . . . . . . . . . . . . .  11
          3.07.        Authorizations; Compliance with Applicable Laws  . .  11
          3.08.        Litigation and Claims  . . . . . . . . . . . . . . .  13
          3.09.        Taxes  . . . . . . . . . . . . . . . . . . . . . . .  13
          3.10.        Certain Agreements . . . . . . . . . . . . . . . . .  14
          3.11.        Benefit Plans  . . . . . . . . . . . . . . . . . . .  15
          3.12.        Insurance  . . . . . . . . . . . . . . . . . . . . .  16
          3.13.        Conduct of Investors to Date . . . . . . . . . . . .  17
          3.14.        Properties, Leases and Other Agreements  . . . . . .  18
          3.15.        Opinion of Financial Advisor . . . . . . . . . . . .  19
          3.16.        Vote Required  . . . . . . . . . . . . . . . . . . .  19
          3.17.        Accounting and Tax Matters . . . . . . . . . . . . .  19
          3.18.        Dissenters' Rights . . . . . . . . . . . . . . . . .  19
          3.19.        Affiliates . . . . . . . . . . . . . . . . . . . . .  19
          3.20.        Affiliate Transactions . . . . . . . . . . . . . . .  19
          3.21.        Interest Rate Risk Management Instruments  . . . . .  20
          3.22.        Regulatory Impediments . . . . . . . . . . . . . . .  20
          3.23.        Amendments to Employment and Severance Agreements;
                       Noncompetition Agreements  . . . . . . . . . . . . .  20
          3.24.        Full Disclosure  . . . . . . . . . . . . . . . . . .  21
          3.25.        No Discussions . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF FIRSTAR AND SUB  . . . . . . . . . .  21
          4.01.        Organization, Standing and Power . . . . . . . . . .  21
          4.02.        Firstar Subsidiaries . . . . . . . . . . . . . . . .  22
          4.03.        Capital Structure  . . . . . . . . . . . . . . . . .  22

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          4.04.        Authority  . . . . . . . . . . . . . . . . . . . . .  23
          4.05.        Firstar Financial Statements . . . . . . . . . . . .  23
          4.06.        Reports  . . . . . . . . . . . . . . . . . . . . . .  24
          4.07.        Authorizations; Compliance with Applicable Laws  . .  24
          4.08.        Litigation . . . . . . . . . . . . . . . . . . . . .  25
          4.09.        Taxes  . . . . . . . . . . . . . . . . . . . . . . .  25
          4.10.        Certain Agreements . . . . . . . . . . . . . . . . .  25
          4.11.        Benefit Plans  . . . . . . . . . . . . . . . . . . .  25
          4.12.        Absence of Certain Changes or Events . . . . . . . .  26
          4.13.        Properties, Leases and Other Agreements  . . . . . .  26
          4.14.        Accounting and Tax Matters . . . . . . . . . . . . .  27
          4.15.        Regulatory Impediments . . . . . . . . . . . . . . .  27

ARTICLE V
     COVENANTS OF INVESTORS . . . . . . . . . . . . . . . . . . . . . . . .  27
          5.01.        Affirmative Covenants  . . . . . . . . . . . . . . .  27
          5.02.        Negative Covenants . . . . . . . . . . . . . . . . .  28
          5.03.        Letter of Investors' Accountants . . . . . . . . . .  32
          5.04.        Access and Information . . . . . . . . . . . . . . .  32
          5.05.        Update Disclosure; Breaches  . . . . . . . . . . . .  33
          5.06.        Affiliates; Accounting and Tax Treatment;
                        Stock Repurchases . . . . . . . . . . . . . . . . .  33
          5.07.        Dissent Process  . . . . . . . . . . . . . . . . . .  34
          5.08.        Expenses . . . . . . . . . . . . . . . . . . . . . .  34
          5.09.        Delivery of Stockholder List . . . . . . . . . . . .  34
          5.10.        Audited Financial Statements . . . . . . . . . . . .  34
          5.11.        Bank-Level Transactions  . . . . . . . . . . . . . .  34
          5.12.        Sale of Investment Securities  . . . . . . . . . . .  35
          5.13.        Accounting Matters . . . . . . . . . . . . . . . . .  35
          5.14.        Servicing Rights . . . . . . . . . . . . . . . . . .  35
          5.15.        Stockholder Meeting  . . . . . . . . . . . . . . . .  35
          5.16.        Acquisitions of Real Estate  . . . . . . . . . . . .  36
          5.17.        Debt Redemption  . . . . . . . . . . . . . . . . . .  36
          5.18.        Investors Warrants Notices . . . . . . . . . . . . .  36

ARTICLE VI
     COVENANTS OF FIRSTAR AND SUB . . . . . . . . . . . . . . . . . . . . .  36
          6.01.        Affirmative Covenants  . . . . . . . . . . . . . . .  36
          6.02.        Negative Covenants . . . . . . . . . . . . . . . . .  36
          6.03.        Firstar Rights Plan  . . . . . . . . . . . . . . . .  37
          6.04.        Breaches . . . . . . . . . . . . . . . . . . . . . .  37
          6.05.        Stock Exchange Listing . . . . . . . . . . . . . . .  37
          6.06.        Firstar Bank Board . . . . . . . . . . . . . . . . .  37
          6.07.        Supplemental Warrant Agreement . . . . . . . . . . .  37
          6.08.        Supplemental Indenture . . . . . . . . . . . . . . .  37
          6.09.        Accounting and Tax Treatment . . . . . . . . . . . .  38
          6.10.        Bank Merger Agreement  . . . . . . . . . . . . . . .  38
          6.11.        Expenses . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VII
     ADDITIONAL AGREEMENTS    . . . . . . . . . . . . . . . . . . . . . . .  38
          7.02.        Registration Statement . . . . . . . . . . . . . . .  39
          7.03.        Indemnification and Insurance  . . . . . . . . . . .  40

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          7.04.        Reports  . . . . . . . . . . . . . . . . . . . . . .  42
          7.05.        Brokers or Finders . . . . . . . . . . . . . . . . .  42
          7.06.        Additional Agreements; Reasonable Efforts  . . . . .  43
          7.07.        Environmental Audits . . . . . . . . . . . . . . . .  43
          7.08.        Firstar Benefit Plans  . . . . . . . . . . . . . . .  44

ARTICLE VIII
     CONDITIONS PRECEDENT     . . . . . . . . . . . . . . . . . . . . . . .  44
          8.01.        Conditions to Each Party's Obligation to Effect the
                        Merger  . . . . . . . . . . . . . . . . . . . . . .  44
          8.02.        Conditions of Obligations of Firstar and Sub . . . .  45
          8.03.        Conditions of Obligations of Investors . . . . . . .  48

ARTICLE IX
     INDUCEMENT               . . . . . . . . . . . . . . . . . . . . . . .  50
          9.01.        Inducement . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE X
     TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . . . .  52
          10.01.       Termination  . . . . . . . . . . . . . . . . . . . .  52
          10.02.       Investigation and Review . . . . . . . . . . . . . .  55
          10.03.       Effect of Termination  . . . . . . . . . . . . . . .  55
          10.04.       Amendment  . . . . . . . . . . . . . . . . . . . . .  56
          10.05.       Extension; Waiver  . . . . . . . . . . . . . . . . .  56

ARTICLE XI
     GENERAL PROVISIONS       . . . . . . . . . . . . . . . . . . . . . . .  56
          11.01.       Nonsurvival of Representations, Warranties and
                        Agreements  . . . . . . . . . . . . . . . . . . . .  56
          11.02.       Notices  . . . . . . . . . . . . . . . . . . . . . .  56
          11.03.       Interpretation . . . . . . . . . . . . . . . . . . .  57
          11.04.       Counterparts . . . . . . . . . . . . . . . . . . . .  58
          11.05.       Entire Agreement; No Third Party Beneficiaries;
                        Rights of ownership . . . . . . . . . . . . . . . .  58
          11.06.       Governing Law  . . . . . . . . . . . . . . . . . . .  58
          11.07.       Publicity  . . . . . . . . . . . . . . . . . . . . .  58
          11.08.       Assignment . . . . . . . . . . . . . . . . . . . . .  58
          11.09.       Knowledge of the Parties . . . . . . . . . . . . . .  59

EXHIBIT A      Plan of Merger
EXHIBIT B      Bank Merger Agreement
EXHIBIT 5.06   Affiliate Letter
EXHIBIT 7.07   Certain Properties
EXHIBIT 10.01  Index Group

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                             INDEX OF DEFINED TERMS
                                                               SECTION
                                                               -------

Affiliates  . . . . . . . . . . . . . . . . . . . . . . . .      3.19
Agreement . . . . . . . . . . . . . . . . . . . . . . . . .      Page 1
Articles of Merger  . . . . . . . . . . . . . . . . . . . .      1.02
Audited Properties  . . . . . . . . . . . . . . . . . . . .      7.07
Bank Merger . . . . . . . . . . . . . . . . . . . . . . . .      Page 1
Bank Merger Agreement . . . . . . . . . . . . . . . . . . .      Page 1
Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .      3.11(a)
BHC Act . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04
Certificate of Merger . . . . . . . . . . . . . . . . . . .      1.02
Claim . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.03(a)
Closing   . . . . . . . . . . . . . . . . . . . . . . . . .      1.03
Closing Date  . . . . . . . . . . . . . . . . . . . . . . .      1.03
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.09(a)
Competing Transaction . . . . . . . . . . . . . . . . . . .      5.02(f)
Comptroller . . . . . . . . . . . . . . . . . . . . . . . .      1.03
Conversion  . . . . . . . . . . . . . . . . . . . . . . . .      1.04
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01
EDP Agreement . . . . . . . . . . . . . . . . . . . . . . .      3.10
Effective Time  . . . . . . . . . . . . . . . . . . . . . .      1.02
Environmental Audits  . . . . . . . . . . . . . . . . . . .      7.07
Environmental Laws  . . . . . . . . . . . . . . . . . . . .      3.07(b)
Environmental Reports . . . . . . . . . . . . . . . . . . .      7.07
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.11(a)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . .      3.04
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . .      2.01(a)
Excused Actions . . . . . . . . . . . . . . . . . . . . . .     10.01(a)(ix)
Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .      5.08(b)
FDI Act . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04
FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.02
Federal Reserve Board . . . . . . . . . . . . . . . . . . .      1.03
FHLB Borrowings . . . . . . . . . . . . . . . . . . . . . .      3.13
Final Index Price . . . . . . . . . . . . . . . . . . . . .     10.01(b)(iv)
Final Price . . . . . . . . . . . . . . . . . . . . . . . .     10.01(b)(iii)
Firstar . . . . . . . . . . . . . . . . . . . . . . . . . .      Page 1
Firstar Average Price . . . . . . . . . . . . . . . . . . .     10.01(a)(vi)(1)
Firstar Bank  . . . . . . . . . . . . . . . . . . . . . . .      Page 1
Firstar Benefit Plans . . . . . . . . . . . . . . . . . . .      4.11
Firstar Committee . . . . . . . . . . . . . . . . . . . . .     10.02
Firstar Common Stock  . . . . . . . . . . . . . . . . . . .      2.01(a)
Firstar Disclosure Letter . . . . . . . . . . . . . . . . .      4.02
Firstar Financial Statements  . . . . . . . . . . . . . . .      4.05
Firstar Material Adverse Effect . . . . . . . . . . . . . .      4.01
Firstar Permits . . . . . . . . . . . . . . . . . . . . . .      4.07
Firstar Reports . . . . . . . . . . . . . . . . . . . . . .      4.06

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                                                                SECTION

Firstar Restricted Stock  . . . . . . . . . . . . . . . . .      2.04
Firstar Right . . . . . . . . . . . . . . . . . . . . . . .      2.01(a)
Firstar Rights Agreement  . . . . . . . . . . . . . . . . .      2.01(a)
Firstar Stock Option  . . . . . . . . . . . . . . . . . . .      2.02
Firstar Subsidiary  . . . . . . . . . . . . . . . . . . . .      4.02
Firstar Warrant . . . . . . . . . . . . . . . . . . . . . .      2.03
Governmental Entity . . . . . . . . . . . . . . . . . . . .      3.04
HOLA  . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . .      3.04
Indemnified Liabilities . . . . . . . . . . . . . . . . . .      7.03(a)
Indemnified Parties . . . . . . . . . . . . . . . . . . . .      7.03(a)
Index Group . . . . . . . . . . . . . . . . . . . . . . . .     10.01(b)(i)
Initial Index Price . . . . . . . . . . . . . . . . . . . .     10.01(b)(ii)
Injunction  . . . . . . . . . . . . . . . . . . . . . . . .      8.01(d)
Investors . . . . . . . . . . . . . . . . . . . . . . . . .      Page 1
Investors Authorized Preferred  . . . . . . . . . . . . . .      3.03
Investors Balance Sheet . . . . . . . . . . . . . . . . . .      3.05(b)
Investors Bank  . . . . . . . . . . . . . . . . . . . . . .      Page 1
Investors Benefit Plans . . . . . . . . . . . . . . . . . .      3.11(a)
Investors Certificate . . . . . . . . . . . . . . . . . . .      3.01
Investors Common Stock  . . . . . . . . . . . . . . . . . .      2.01
Investors Disclosure Letter . . . . . . . . . . . . . . . .      3.02
Investors Environmental Permits . . . . . . . . . . . . . .      3.07(b)
Investors Financial Statements  . . . . . . . . . . . . . .      3.05(a)
Investors Interested Property . . . . . . . . . . . . . . .      3.07(b)
Investors Material Adverse Effect . . . . . . . . . . . . .      3.01
Investors Option Plan . . . . . . . . . . . . . . . . . . .      3.03(b)
Investors Permits . . . . . . . . . . . . . . . . . . . . .      3.07(a)
Investors Preferred Stock . . . . . . . . . . . . . . . . .      2.01
Investors Property  . . . . . . . . . . . . . . . . . . . .      3.07(b)
Investors Reports . . . . . . . . . . . . . . . . . . . . .      3.06
Investors Restricted Stock  . . . . . . . . . . . . . . . .      3.03(b)
Investors Restricted Stock Award Agreements . . . . . . . .      3.03(b)
Investors Rights Agreement  . . . . . . . . . . . . . . . .      3.03(d)
Investors Rights Amendment  . . . . . . . . . . . . . . . .      3.03(g)
Investors Stock Options . . . . . . . . . . . . . . . . . .      3.03(b)
Investors Stock Plans . . . . . . . . . . . . . . . . . . .      3.03(b)
Investors 1993 Stock Plan . . . . . . . . . . . . . . . . .      3.03(b)
Investors Subsidiary  . . . . . . . . . . . . . . . . . . .      3.02
Investors Warrant Agreement . . . . . . . . . . . . . . . .      3.03(b)
Investors Warrants  . . . . . . . . . . . . . . . . . . . .      3.03(b)
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.09(a)
Latest Statement Date . . . . . . . . . . . . . . . . . . .      3.05(a)
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.07(a)
MBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.01
Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .      7.02(a)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .      Page 1
Merger Agreements . . . . . . . . . . . . . . . . . . . . .      Page 1
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.05

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                                                                SECTION

OTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1.03
Person  . . . . . . . . . . . . . . . . . . . . . . . . . .      9.01(c)
Plan of Merger  . . . . . . . . . . . . . . . . . . . . . .      Page 1
Proceeding  . . . . . . . . . . . . . . . . . . . . . . . .      3.08
Prospectus/Proxy Statement  . . . . . . . . . . . . . . . .      7.02(a)
REO . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.05(c)
Representatives . . . . . . . . . . . . . . . . . . . . . .      5.02(f)
S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7.02(a)
SAIF  . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.02
Securities Act  . . . . . . . . . . . . . . . . . . . . . .      3.04
SLHC Act  . . . . . . . . . . . . . . . . . . . . . . . . .      3.01
Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . .      Page 1
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . .      3.01
Superior Proposal . . . . . . . . . . . . . . . . . . . . .      5.02(f)
Supplemental Warrant Agreement  . . . . . . . . . . . . . .      6.07
tax . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3.09(a)
Ten-Day Calculation Period  . . . . . . . . . . . . . . . .     10.01(b)(v)
Termination Fee . . . . . . . . . . . . . . . . . . . . . .      9.01
Toxic Substances  . . . . . . . . . . . . . . . . . . . . .      3.07(b)
Transaction Proposal  . . . . . . . . . . . . . . . . . . .      9.01(c)
Trigger Event . . . . . . . . . . . . . . . . . . . . . . .      9.01(b)
Violation . . . . . . . . . . . . . . . . . . . . . . . . .      3.04
Voting Debt . . . . . . . . . . . . . . . . . . . . . . . .      3.03(d)
WBCL  . . . . . . . . . . . . . . . . . . . . . . . . . . .      4.02

                      AGREEMENT AND PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 21, 1994 ("Agreement"), among FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), FIRSTAR CORPORATION OF MINNESOTA, a Minnesota corporation and a wholly-owned subsidiary of Firstar ("Sub"), and INVESTORS BANK CORP., a Delaware corporation ("Investors").

          WHEREAS, the respective Boards of Directors of Firstar, Sub and Investors have approved the merger of Investors with and into Sub (the "Merger") in accordance with the terms and conditions hereof and of the Plan of Merger in the form attached hereto as EXHIBIT A executed concurrently herewith between Sub and Investors, and joined in by Firstar for certain limited purposes (the "Plan of Merger");

          WHEREAS, Investors owns all of the issued and outstanding capital stock of Investors Savings Bank, F.S.B. ("Investors Bank") and Sub owns all of the issued and outstanding capital stock of Firstar Bank of Minnesota, N.A. ("Firstar Bank"); and the parties hereto have agreed to cause Investors Bank and Firstar Bank to execute an Agreement of Merger substantially to the effect of EXHIBIT B (the "Bank Merger Agreement"), whereby Investors Bank will be merged into Firstar Bank (the "Bank Merger") immediately after the Effective Time (as defined in SECTION 1.02 hereof);

          WHEREAS, the respective Boards of Directors of Firstar, Sub and Investors believe that such proposed Merger, the exchange of shares of Firstar Common Stock (as defined in SECTION 2.01(a) hereof) for shares of Investors Common Stock (as defined in SECTION 2.01 hereof) and the payment of cash for shares of Investors Preferred Stock (as defined in SECTION 2.01 hereof), pursuant and subject to the terms of this Agreement and the Plan of Merger (collectively, the "Merger Agreements"), is desirable and in the best interests of their respective corporations and stockholders; and

          WHEREAS, Firstar, Sub and Investors desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

          1.01. THE MERGER. Subject to the terms and conditions of this Agreement, Firstar, Sub and Investors agree to effect the Merger of Investors with and into Sub in accordance with the Minnesota Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL").

          1.02. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of the Merger Agreements, (a) articles of merger (the "Articles of Merger") shall be duly prepared and executed by Sub and Investors and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, on the Closing Date (as defined in SECTION 1.03) and (b) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by Sub and Investors and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and the Certificate of Merger with the Secretary of State of the State of Delaware or at such time on the Closing Date as is provided in the Articles of Merger and the Certificate of Merger (the "Effective Time").

          1.03. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth business day after the latest to occur of (i) receipt of all necessary regulatory approvals of the Merger, the Bank Merger and, if desired by Firstar, the Conversion (as defined in SECTION 1.04) from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision of the Department of the Treasury (the "OTS") and the United States Comptroller of the Currency (the "Comptroller") and the expiration of any waiting periods imposed by law and (ii) the date on which the stockholders of Investors approve the Merger. The Closing will take place at the offices of Firstar, unless another place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the first sentence of this Section because any condition to the obligations of Firstar and Sub, on the one hand, or Investors, on the other hand, under this Agreement is not met on that date, the other party may postpone the Closing from time to time to any designated subsequent business day not more than ten business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur.

          1.04. FORM OF TRANSACTION. Firstar at its reasonable discretion may restructure the Merger and/or the Bank Merger provided that, as a result of such change, there is no (a) effect upon the consideration to be delivered pursuant to ARTICLE II or change in the tax treatment to the recipients of Firstar Common Stock to be delivered in the Merger, the holders of options or warrants to purchase shares of Investors or any other holder of a security of Investors, or change in the accounting treatment of the transactions contemplated hereby as a pooling-of-interests, (b) increase in the obligations of Investors or any Investors Subsidiary pursuant to this Agreement, except for the obligations set forth in SECTION 7.01 and SECTION 7.06 of this Agreement, or
(c) decrease in the obligations of Firstar to Investors, any Investors Subsidiary or any officer, director, employee, representative or agent of any of them set forth in this Agreement. Such restructuring may include (i) changing the Firstar Subsidiaries (as defined in SECTION 4.02) that are parties to the Merger and/or the Bank Merger and/or the party surviving either of such transactions and/or (ii) converting Investors Bank to a national banking association (the "Conversion") immediately after the Effective Time and prior to merging the resulting bank into Firstar Bank. At the request of Firstar, the parties each will take or perform any necessary or advisable steps to restructure the transaction. In the event the merger between Firstar Bank and Investors Bank is restructured as provided in this SECTION 1.04, references in this Agreement to the Bank Merger shall be deemed to include references to the restructured transaction and references to the Bank Merger Agreement shall be deemed to include references to the documents effecting the restructured transaction.

          1.05. BANK MERGER. Firstar and Sub agree to cause Firstar Bank and Investors agrees to cause Investors Bank to execute the Bank Merger Agreement within ten days from the date hereof, and Sub, as the sole shareholder of Firstar Bank, and Investors, as the sole shareholder of Investors Bank, agree to consent to the Bank Merger.

                                   ARTICLE II
                 EFFECT OF THE MERGER ON INVESTORS CAPITAL STOCK

          2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Investors' common stock, $.01 par value ("Investors Common Stock"), or Investors' Cumulative Perpetual Preferred Stock, Series 1991, $.01 par value ("Investors Preferred Stock"), but subject to the provisions of Section 262 of the DGCL with respect to the rights of dissenting holders of Investors Preferred
Stock:

          (a) CONVERSION OF INVESTORS COMMON STOCK. Subject to adjustment pursuant to SECTION 2.01(e) and SECTION 2.05, each then issued and outstanding share of Investors Common Stock shall be converted into the right to receive
0.8676 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, $1.25 par value, of Firstar ("Firstar Common Stock"), including with each such share one-half of one Firstar Preferred Share Purchase Right ("Firstar Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Firstar Rights Agreement"). Prior to the Distribution Date (as defined in the Firstar Rights Agreement), all references in this Agreement to the Firstar Common Stock to be received pursuant to the Merger shall be deemed to include the Firstar Rights.

          (b) CONVERSION OF INVESTORS PREFERRED STOCK. Each then issued and outstanding share of Investors Preferred Stock shall be converted into the right to receive $27.50 plus accumulated and unpaid dividends on such shares of Investors Preferred Stock to the Effective Time, payable in cash.

          (c) STOCK HELD BY INVESTORS. Each then issued and outstanding share of Investors Common Stock or Investors Preferred Stock owned by Investors or any direct or indirect subsidiary of Investors (other than shares held in a fiduciary capacity) and each share of Investors Common Stock or Investors Preferred Stock issued and held in Investors' treasury will be cancelled and retired.

          (d) CANCELLATION OF SHARES. All shares of Investors Common Stock and Investors Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock or cash, as the case may be, to be issued in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger, without interest.

          (e) ADJUSTMENT. If prior to the Effective Time Firstar shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its shares of Firstar Common Stock or declare a dividend or make a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock or exercisable to purchase Firstar Common Stock (including, without limitation, distribution of any Firstar Rights after a Distribution Date), appropriate adjustment or adjustments will be made in the Exchange Ratio.

          2.02. EFFECT ON OPTIONS TO PURCHASE INVESTORS COMMON STOCK. Each Investors Stock Option (as defined in SECTION 3.03(b)) which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, become and represent an option (a "Firstar Stock Option") to purchase, for the aggregate price payable by such option holder on exercise of the Investors Stock Option, the number of shares of Firstar Common Stock which he or she would have received pursuant to the Merger if such option had been exercised in full immediately prior to the Effective Time. Firstar shall pay cash to holders of Investors Stock Options in lieu of issuing fractional shares of Firstar Common

Stock upon exercise of a Firstar Stock Option. After the Effective Time, each Firstar Stock Option shall be exercisable on the same terms and conditions as were applicable under the Investors Stock Option as of the Effective Time.

          2.03. EFFECT ON WARRANTS TO PURCHASE INVESTORS COMMON STOCK. Each Investors Warrant (as defined in SECTION 3.03(b)) which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and pursuant to the Supplemental Warrant Agreement (as defined in SECTION 6.07) and without any action on the part of the holder thereof, become and represent a warrant (a "Firstar Warrant") to acquire, on the same terms and conditions as were applicable under such Investors Warrant, the same number of shares of Firstar Common Stock as the holder of such Investors Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate purchase price under the Investors Warrant for the shares of Investors Common Stock otherwise purchasable pursuant to such Investors Warrant immediately prior to the Effective Time divided by (y) the number of full shares of Firstar Common Stock deemed purchasable pursuant to such Warrant. Firstar shall pay cash to holders of Investors Warrants in lieu of issuing fractional shares of Firstar Common Stock upon exercise of a Firstar Warrant. After the Effective Time, each Firstar Warrant shall be exercisable on the same terms and conditions as were applicable under the Investors Warrant as of the Effective Time.

          2.04. EFFECT ON INVESTORS RESTRICTED STOCK. Each share of Investors Restricted Stock (as defined in SECTION 3.03(b)) which is not fully vested at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, become and represent the right to receive a number of shares of Firstar Common Stock (not to exceed the Exchange Ratio) with a value as of the Effective Time equal to the "fair value" of such Investors Restricted Stock as determined by an independent third party expert selected by Inventors taking into account the terms and conditions (other than any rights to a tax offset bonus), including vesting schedule, as were applicable under the Investors Restricted Stock Award Agreement (as defined in
SECTION 3.03(b)) as of the Effective Time, and Firstar shall, as of the Effective Time, issue the appropriate number of shares of Firstar Common Stock (decreased to the nearest full share) to each holder of Investors Restricted Stock. Notwithstanding the foregoing, if treatment in accordance with this sentence does not prevent the delivery of the opinions contemplated by SECTION 8.02(d), then each share of Investors Restricted Stock under agreements dated January 4, 1994 which is not fully vested at the Effective Time shall not be converted as provided in the preceding sentence, but instead shall, by virtue of the Merger and without any action on the holder thereof, become and represent the number of shares of Firstar Common Stock ("Firstar Restricted Stock") determined by multiplying such share of Investors Restricted Stock by the Exchange Ratio, subject to the same terms and conditions, including vesting schedule, as were applicable under the Investors Restricted Award Agreement (as defined in SECTION 3.03(b)) as of the Effective Time.

          2.05. ADJUSTMENT TO EXCHANGE RATIO. If the Environmental Reports delivered pursuant to SECTION 7.07 indicate that any cleanup, removal, remedial action or other response is required and if the estimated costs of such remediation as set forth in the Environmental Reports and/or actual costs of such remediation are greater than $500,000, then, in addition to any other rights that Firstar may have pursuant to this Agreement, Firstar shall have the right to adjust the Exchange Ratio otherwise provided in SECTION 2.01(a) with the effect that the aggregate market value of Firstar Common Stock (based upon an assumed price per share of Firstar Common Stock of $32.125 otherwise to be delivered to the holders of Investors Common Stock as of the Effective Time (including any fractional shares) shall be reduced dollar-for-dollar by the total costs of remediation.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF INVESTORS

          Investors represents and warrants to Firstar and Sub as follows:

          3.01. ORGANIZATION, STANDING AND POWER. Investors is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of Investors and its Subsidiaries (as hereinafter defined), taken as a whole (an "Investors Material Adverse Effect"). Investors is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have an Investors Material Adverse Effect. Investors is registered as a savings and loan holding company with the OTS under the Savings and Loan Holding Company Act, as amended (the "SLHC Act"). Investors has delivered to Firstar true, accurate and complete copies of the currently effective certificate of incorporation (the "Investors Certificate") and by-laws of Investors, including all amendments thereto. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated
(i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          3.02. INVESTORS SUBSIDIARIES. Except as set forth in the Investors Disclosure Letter (which is a letter delivered by Investors to Firstar and Sub on the date hereof, the receipt thereof having been acknowledged by Firstar and Sub executing a copy thereof, that identifies, as to each matter disclosed therein, the section of this Agreement to which the matter relates), Investors beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of each of the Subsidiaries listed on such letter (herein called collectively the "Investors Subsidiaries" or individually an "Investors Subsidiary"), which constitute Investors' sole Subsidiaries. No equity securities of any of the Investors Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Investors Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Investors Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable savings institution statute, all of the shares of capital stock of each of the Investors Subsidiaries owned by Investors are fully paid and nonassessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each Investors Subsidiary is a savings institution or a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except in the case of Investors Subsidiaries other than Investors Bank where the failure to have such power or authority would not have an Investors Material Adverse Effect. Investors Bank is a savings institution organized under the laws of the United States, and a member in good standing of the

Federal Home Loan Bank of Des Moines. The deposits of Investors Bank are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. Investors Bank is a qualified seller and servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Investors has delivered to Firstar true, accurate and complete copies of the currently effective charter, certificate or articles of incorporation and by-laws of the Investors Subsidiaries, including all amendments thereto. Except as set forth in the Investors Disclosure Letter and except for securities held in its capacity as fiduciary, Investors does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization. There are no obligations, contingent or otherwise, of Investors or any Investors Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Investors Subsidiary or to provide funds (in the form of a loan, capital contribution or otherwise) to any Investors Subsidiary or to make an investment in any Investors Subsidiary or any other entity, other than pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of the business of the Investors Subsidiaries.

          3.03. CAPITAL STRUCTURE. (a) As of the date hereof, the authorized capital stock of Investors consists of 11,000,000 shares divided into 10,000,000 shares of Investors Common Stock and 1,000,000 shares of "Preferred Stock" (the "Investors Authorized Preferred").

          (b) As of the date hereof, (i) 3,500,604 shares of Investors Common Stock are issued and outstanding, including 64,778 shares of restricted stock (the "Investors Restricted Stock") issued pursuant to Restricted Stock Award Agreements dated December 31, 1992 or January 4, 1994 between Investors and certain of its employees (the "Investors Restricted Stock Award Agreements"),
(ii) 242,041 shares of Investors Common Stock are reserved for issuance pursuant to Investors' Stock Option Plan (the "Investors Option Plan"), and options to purchase 242,041 shares of Investors Common Stock are outstanding under the Investors Option Plan, (iii) 322,000 shares of Investors Common Stock are reserved for issuance under the Investors 1993 Incentive Stock Plan (the "Investors 1993 Stock Plan" and, together with the Investors Option Plan, the "Investors Stock Plans"), and options to purchase 45,330 shares of Investors Common Stock are outstanding under the Investors 1993 Stock Plan (such options, together with options outstanding under the Investors Stock Option Plan, hereafter referred to as "Investors Stock Options"), (iv) 202,160 shares of Investors Common Stock are reserved for issuance pursuant to 303,240 outstanding warrants (the "Investors Warrants"), each of which represents the right to purchase 2/3 share of Investors Common Stock, issued under a Warrant Agreement dated October 15, 1991 (the "Investors Warrant Agreement"), and (v) no shares of Investors Common Stock are held in treasury. As of the date hereof, pursuant to the Investors Warrant Agreement, the price at which the Investors Warrants are exercisable is $11.0625 per share of Investors Common Stock, and the Investors Warrants expire on November 13, 1996. There is no adjustment in the Purchase Price (as defined in the Investors Warrant Agreement) that was not required to be made by virtue of Section 10(E) of the Investors Warrant Agreement, but which is required to be carried forward and taken into account in any subsequent adjustment. The Merger will have the effect on Investors Stock Options and Investors Warrants described in SECTION 2.02 and SECTION 2.03, respectively.
The Investors Disclosure Letter sets forth the number of holders of record of Investors Warrants as of a recent date. The Investors Disclosure Letter identifies any rights that any holder of Investors Stock Options and/or Investors Restricted Stock has to a tax offset bonus under Section 8(b) of the Investors 1993 Stock Plan or otherwise.

          (c) As of the date hereof, (i) 303,640 shares of Investors Preferred Stock are issued and outstanding, (ii) a series of Investors Authorized Preferred, consisting of 500,000 shares designated as "Series A Junior Participating Preferred Stock," is authorized and reserved for issuance under the Investors Rights Agreement, as defined in SECTION 3.03(d), no shares of which have been issued, and (iii) no other shares of Investors Authorized Preferred are authorized or issued.

          (d) As of the date hereof, neither Investors nor any Subsidiary of Investors has issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"). All outstanding shares of Investors capital stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights. As of the date of this Agreement, except pursuant to this Agreement, the Investors Stock Plans, the Investors Preferred Stock, the Investors Warrants, and the Rights Agreement dated as of May 7, 1991 between Investors and Norwest Bank Minnesota, N.A., as Rights Agent (the "Investors Rights Agreement"), there are no options, warrants, calls, rights, or agreements of any character whatsoever to which Investors or any Subsidiary of Investors is a party or by which it is bound obligating Investors or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Investors or of any Subsidiary of Investors or obligating Investors or any Subsidiary of Investors to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating Investors or any Subsidiary of Investors to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Investors or any Subsidiary of Investors, or obligating Investors or any Subsidiary of Investors to grant, extend or enter into any such option, warrant, call, right or agreement.

          (e) Investors has not purchased, redeemed, canceled or otherwise acquired any of its capital stock or Voting Debt during the two years preceding the date hereof. Except as provided in this Agreement, there are no obligations, contingent or otherwise, of Investors or any Investors Subsidiary to repurchase, redeem or otherwise acquire any shares of Investors Common Stock, Investors Preferred Stock or Voting Debt.

          (f) As a result of the execution and delivery by Investors of the amendment, dated of even date herewith, to the Investors Rights Agreement (the "Investors Rights Amendment"), (i) Firstar will not become an "Acquiring Person" (as defined in the Investors Rights Amendment) by virtue of the announcement or consummation of the Merger and (ii) the Investors Rights Agreement will expire at the Effective Time.

          3.04. AUTHORITY. Investors has all requisite corporate power and authority to enter into this Agreement, the Plan of Merger and the Investors Rights Amendment and to consummate the transactions contemplated hereby and thereby, subject only to approval of this Agreement and the Plan of Merger by the stockholders of Investors. Investors Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement, the Plan of Merger and the Investors Rights Amendment and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Investors (including unanimous approval by the Board of Directors of Investors), subject to such approval of this Agreement and the Plan of Merger by the stockholders of Investors. Such approval by the Board of Directors of Investors is all action necessary to insure that the restrictions set forth in Section 203 of the DGCL do not or will not apply to the transactions contemplated herein. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Investors Bank. This Agreement, the Plan of Merger and the Investors Rights Amendment have been duly executed and delivered by Investors, and each constitutes a valid and binding obligation of Investors enforceable in accordance with its terms. Upon execution and delivery thereof by Investors Bank and Firstar Bank, the Bank Merger Agreement will have been duly executed and delivered by Investors Bank and will constitute a valid and binding obligation of Investors Bank enforceable in accordance with its terms. The execution and delivery of this Agreement, the Plan of Merger and the Investors Rights Amendment do not, and the execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or the creation of a material lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (a) the Investors Certificate, the by-laws of Investors or the charter, certificate or articles of incorporation or by-laws of any Investors Subsidiary or (b) except (i) as set forth in the Investors Disclosure Letter or (ii) as contemplated by the next sentence hereof, any loan or credit agreement, note, mortgage, indenture, lease, Investors Benefit Plan (as defined in SECTION 3.11) or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investors or any Subsidiary of Investors or their respective properties or assets which Violation pursuant to this CLAUSE (b) would have an Investors Material Adverse Effect. Other than in connection or in compliance with the provisions of the DGCL or the MBCA, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or "blue sky" laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the SLHC Act, the Federal Deposit Insurance Act, as amended (the "FDI Act"), the Home Owners Loan Act, as amended (the "HOLA"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required on the part of Investors or any of the Investors Subsidiaries in connection with the execution and delivery of this Agreement, the Plan of Merger and the Bank Merger Agreement by Investors or Investors Bank, as the case may be, or the consummation by Investors or Investors Bank, as the case may be, of the transactions contemplated hereby and thereby, the failure to obtain which would have an Investors Material Adverse Effect.

          3.05. INVESTORS FINANCIAL STATEMENTS. (a) The consolidated balance sheets of Investors as of December 31, 1993 and 1992 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity for the three years in the period ended December 31, 1993 (the "Latest Statement Date"), accompanied by the unqualified opinion of KPMG Peat Marwick, copies of which have been furnished by Investors to Firstar; the unaudited consolidated balance sheet of Investors as of June 30, 1994 and the related consolidated statement of income, consolidated statement of changes in stockholders' equity and consolidated statements of cash flows for the six months then ended, in the form prepared for Investors' internal use, copies of which have been furnished by Investors to Firstar; and like financial information included in Forms 10-Q filed with the SEC subsequent to the Latest Statement Date (collectively, the "Investors Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the Investors Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of Investors at the dates, and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Investors believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have a material adverse effect on the consolidated financial position or results of operations of Investors.

          (b) Except as and to the extent set forth on the consolidated balance sheet of Investors and its Subsidiaries as of December 31, 1993, or in the notes thereto (the "Investors Balance Sheet"), neither Investors nor any Investors Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Latest Statement Date that would not, individually or in the aggregate, have an Investors Material Adverse Effect or (ii) as otherwise reflected in the Investors Reports filed prior to the date of this Agreement. Except as disclosed in the Investors Disclosure Letter, neither Investors nor any Investors Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are not required to be reflected on a balance sheet, or in the notes thereto, except for liabilities or obligations that do not, individually or in the aggregate, have an Investors Material Adverse Effect.

          (c) Without limitation to the foregoing, Investors' consolidated reserve for losses on loans included in the Investors Financial Statements as of June 30, 1994 was $3,198,338, representing .36% of total consolidated loans held in portfolio, and Investors' consolidated reserve for losses on real estate was $120,043, representing 2.27% of total consolidated real estate owned as a result of foreclosure ("REO") reflected on such statements. The aggregate amount of such reserve for losses on loans and reserve for losses on REO was adequate to absorb reasonably expectable losses in the loan and REO portfolios of Investors and Investors Bank. To the knowledge of Investors, there are no facts which would cause it to increase the level of such reserve for losses on loans and REO. The loan portfolio and REO portfolio of Investors Bank as of June 30, 1994 in excess of such reserves is, to the best knowledge and belief of the executive officers of Investors and Investors Bank after due inquiry as to potential losses, and based on past loan loss experience, fully realizable on REO and fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. The documentation relating to loans made by Investors Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including without limitation laws, rules and regulations relating to the extension of credit). Except as set forth in the Investors Disclosure Letter, (A) as of June 30, 1994, there are no loans, leases, other extensions of credit or commitments to extend credit of Investors Bank that have been or, to Investors' knowledge, should have been classified by Investors Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification and (B) no material information with respect to the loan portfolios of Investors Bank has been withheld from Firstar. Not later than three days after the date hereof, Investors will have provided Firstar with access to true, correct and complete in all material respects written information concerning the loan portfolios of Investors Bank.

          3.06. REPORTS. Since January 1, 1991, Investors and the Investors Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the OTS, (iii) the FDIC, and
(iv) any other applicable federal or state securities, or savings institution authorities (all


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such reports and statements are collectively referred to herein as the
"Investors Reports"). As of their respective dates, the Investors Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

          3.07. AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS. (a) Investors and its Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of Investors and the Investors Subsidiaries (the "Investors Permits"), including appropriate authorizations from the OTS. Investors and the Investors Subsidiaries are in compliance with the terms of the Investors Permits, except where the failure so to comply could not reasonably be expected to have an Investors Material Adverse Effect. Except as disclosed in the Investors Reports filed prior to the date of this Agreement or in the Investors Disclosure Letter, the businesses of Investors and the Investors Subsidiaries are not being, and have not been, conducted in violation of any domestic (federal, state or local) or foreign law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have an Investors Material Adverse Effect. Except (i) as set forth in the Investors Disclosure Letter,
(ii) for regular, periodic reviews and examinations by Governmental Entities, and (iii) for investigations or reviews by Governmental Entities other than savings institution regulatory authorities where the outcome thereof will not have an Investors Material Adverse Effect, as of the date hereof, no investigation or review by any Governmental Entity with respect to Investors, any of the Investors Subsidiaries or any Investors' Property (as defined below) is pending or, to the knowledge of Investors, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

          (b) The Investors Disclosure Letter identifies each parcel of real estate currently owned, leased or otherwise possessed or controlled by Investors or any Investors Subsidiary on the date of this Agreement, including, without limitation, REO and properties managed or controlled by Investors Bank in connection with its lending or fiduciary operations (collectively, the "Investors Property"), except that the Investors Disclosure Letter need not identify residential real estate owned as a result of foreclosures having an appraised value of less than $500,000. Except as set forth in the Investors Disclosure Letter, neither Investors nor any Investors Subsidiary nor any of the Investors Property owned or leased by them for use in the operation of their respective businesses is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used, including, without limitation, applicable environmental protection laws, rules and regulations (collectively, "Environmental Laws"), other than violations that, in the aggregate with any other conditions described in this
SECTION 3.07(b), would not result in costs that would be material to Investors and the Investors Subsidiaries taken as a whole; and neither Investors nor any Investors Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any Investors Property. Except as set forth in the Investors Disclosure Letter, no Toxic Substances (as defined below) have been deposited or disposed of in, on or under any Investors Property during the period in which Investors or any of the Investors Subsidiaries has owned, occupied, managed, controlled or operated such properties, except to the extent the same, in the aggregate with any other conditions described in this SECTION 3.07(b), would not result in costs that would be material to Investors and the Investors Subsidiaries taken as a whole. Except as set forth in the Investors Disclosure Letter, Investors has no knowledge (A) that prior owners, occupants or operators of all or any part of the Investors Property ever used such properties as a dump or


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gasoline service station, (B) that prior owners, occupants or operators of all or part of the Investors Property ever deposited or disposed of or allowed to be deposited or disposed of in, on or under such properties any Toxic Substances or
(C) that any past, present or known future event, condition, circumstances, plans, errors or omissions have existed or occurred, are existing or occurring or are reasonably expected to exist or occur on or with respect to any Investors Property, or any other property as to which Investors or any Investors Subsidiary has held or currently holds ownership or indicia of ownership ("Investors Interested Property"), except as to the matters in CLAUSES (B) AND
(C) to the extent the same, in the aggregate with any other conditions described in this SECTION 3.07(b), would not result in costs that would be material to Investors and the Investors Subsidiaries taken as a whole. To the best knowledge of Investors, there are no conditions or circumstances in connection with the Investors Property that could reasonably be anticipated to (i) cause any Investors Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Laws or
(ii) materially reduce the value of any Investors Property. To the best knowledge of Investors and its Subsidiaries, neither Investors nor any Investors Subsidiary has been identified as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws. For purposes of this Agreement, (1) "Toxic Substances" shall mean petroleum or petroleum-based substance or waste, solid waste, PCBs, pesticides, herbicides, lead, radioactive materials, urea formaldehyde foam insulation, or substances defined as "hazardous substances" or "toxic substances" in any Environmental Laws; (2) materials will be considered to be deposited or disposed of in, on or under any real property if such materials have been stored, treated, recycled, used or accidentally or intentionally spilled, released, dumped, emitted or otherwise placed, deposited or disposed of, or used in any construction, in, on or under such property; and (3) costs of violations or conditions shall take into account, without limitation, liabilities, damages, penalties, injunctive relief or removal, remediation or other costs under any applicable Environmental Law.

          3.08. LITIGATION AND CLAIMS. Except as disclosed in the Investors Reports filed prior to the date of this Agreement or in the Investors Disclosure
Letter: (a) none of Investors, any of the Investors Subsidiaries or any Investors' Property is subject to any continuing order of, or written agreement or memorandum of understanding with any federal or state savings institution or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any savings institution regulatory authority, (b) there is no action, suit, litigation, proceeding or arbitration ("Proceeding") against or affecting Investors or any Subsidiary of Investors or, to the knowledge of Investors, any directors, officers, employees or agents of Investors or any Subsidiary of Investors (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of Investors, threatened, which would, if adversely determined, have an Investors Material Adverse Effect or, to the knowledge of Investors, any basis therefor, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Investors or any Investors Subsidiary as a result of the examination by any savings institution regulatory authority.

          3.09. TAXES. Investors and each Investors Subsidiary has filed all tax returns required to be filed by them and has paid (or Investors has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, except to the extent such nonpayment did not result in a liability material to Investors and its Subsidiaries taken as a whole, and the most recent Investors financial statements contained in the Investors Reports reflect an adequate reserve for all taxes payable by Investors and its Subsidiaries accrued through the date of such financial statements. The Investors Disclosure Letter sets forth, as of the date hereof, the following information with respect to Investors and each Subsidiary of Investors:


                                                                   Page 24 of 94

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(a) the most recent tax year for which the United States Internal Revenue
Service ("IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (d) whether there are any existing material disputes as to foreign, state, or local taxes. There are no liens for taxes upon the assets of Investors or of any Investors Subsidiary, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on Investors' books in accordance with generally accepted accounting principles. Except as disclosed in the Investors Disclosure Letter, neither Investors nor any Investors Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Investors and each Investors Subsidiary has withheld from its employees (and timely paid to the appropriate governmental agency) amounts which are proper and accurate in all material respects for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all types of compensation). Except as disclosed in the Investors Disclosure Letter, and except that prior to March 1984 Investors was part of the affiliated group for which Interregional Financial Group, Inc. was the parent, neither Investors nor any Investors Subsidiary has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) filing consolidated federal income tax returns, other than the affiliated group of which Investors is the common parent. To the best knowledge of Investors, neither Investors nor any Investors Subsidiary has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 280G(b)(2)(A)(i) of the Code, that are or will not be deductible because of
Section 280G of the Code.

          3.10. CERTAIN AGREEMENTS. Except as discussed in the Investors Reports filed prior to the date of this Agreement or as disclosed in the Investors Disclosure Letter, and except for this Agreement, as of the date hereof, neither Investors nor any Investors Subsidiary is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement,
(iv) contract, agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), (v) contract containing covenants which limit the ability of Investors or any Investors Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Investors or any Investors Subsidiary may carry on its business (other than as may be required by law or applicable


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

regulatory authorities), (vi) any contract, agreement or other instrument or undertaking which is not terminable by Investors or any Investors Subsidiary without additional payment or penalty within 60 days and obligates Investors or any Investors Subsidiary for payments or other consideration with a value in excess of $100,000, other than loan agreements entered into in the ordinary course of business, or (vii) other executory material agreement as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. Except as set forth in the Investors Disclosure Letter, neither Investors nor any of the Investors Subsidiaries is in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to Investors or any Investors Subsidiary or their respective properties or assets, except for any such Violations that would not, individually or in the aggregate, have an Investors Material Adverse Effect. Investors has delivered a valid and effective notice of termination pursuant to Section 3.3 of the Electronic Data Processing and Management Information Service Agreement (the "EDP Agreement") between Investors and Financial Information Trust (n/k/a Newtrend), dated April 30, 1990, as a result of which the EDP Agreement will terminate without penalty in February 1996.

          3.11.     BENEFIT PLANS.  (a)  The Investors Disclosure Letter lists
(i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Benefit Plans"), which Investors or any Investors Subsidiary maintains or to which Investors or any Investors Subsidiary contributes on behalf of current or former employees. Except as disclosed in the Investors Disclosure Letter, all of the plans and programs listed in the Investors Disclosure Letter (collectively, "Investors Benefit Plans") comply with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of
Part 1 of Title I of ERISA. Each of the Investors Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the IRS to qualify under Section 401(a) of the Code, and, except as disclosed in Investors Disclosure Letter, there exist no circumstances that would adversely affect the qualified status of any such Investors Benefit Plan under that section. No Investors Benefit Plan is a defined benefit pension plan covered by Title IV of ERISA, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in the Investors Disclosure Letter, there is no pending or, to the knowledge of Investors, threatened litigation, governmental proceeding or investigation against or relating to any Investors Benefit Plan, and to the knowledge of Investors there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. Except as set forth in the Investors Disclosure Letter, no Investors Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan, and no Investors Benefit Plan has engaged in a transaction involving the purchase or sale of employer securities by such Plan from or to a "disqualified person" (within the meaning of Section 4975 of the Code). Neither Investors nor any Subsidiary of Investors has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Investors Benefit Plan. All Investors Benefit Plans that are group health plans, within the meaning of Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

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          (b)  Investors has delivered to Firstar copies of (i) each Investors
Benefit Plan, (ii) current summary plan descriptions of each Investors Benefit Plan for which they are required, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Investors Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Investors Benefit Plan for which they are required, (v) the most recent determination letter issued by the IRS with respect to each Investors Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Investors Benefit Plan that has assets, and (vii) the most recent audited financial statements for each Investors Benefit Plan for which audited financial statements are required by ERISA.

          (c) The Investors Disclosure Letter describes any obligation that Investors and/or any Subsidiaries of Investors has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code or under Minnesota statutes requiring continuation of life insurance) including information as to the number of retirees, other former employees and dependents entitled to such coverage and their ages.

          3.12. INSURANCE. Investors and each Investors Subsidiary is presently insured, and during each of the past five calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as, to the best knowledge of Investors, companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Investors has delivered to Firstar correct and complete copies of all material policies of insurance of Investors and the Investors Subsidiaries currently in effect. Neither Investors nor any Investors Subsidiary has any liability for material unpaid premiums or premium adjustments not properly reflected on the Investors Financial Statements and no notice of cancellation or termination has been received by Investors or any Investors Subsidiary with respect to any material insurance policy currently in effect. Within the last three years, neither Investors nor any Subsidiary of Investors has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect as to any assets or operations, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

          3.13. CONDUCT OF INVESTORS TO DATE. Except as disclosed in Investors Reports filed prior to the date of this Agreement or in the Investors Disclosure Letter, and except as contemplated by this Agreement, the Plan of Merger and the Bank Merger Agreement, from and after January 1, 1994 through the date of this Agreement: (a) Investors and the Investors Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices; (b) Investors has not amended the Investors Certificate or the Investors Rights Agreement, issued or sold any of its capital stock or made grants of its capital stock, or issued or sold any corporate debt securities or otherwise incurred debt which would be classified as long-term debt on the balance sheet of Investors; (c) Investors has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization; (d) Investors has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, except for regular quarterly cash dividends of $.125 per share of Investors Common Stock and regular quarterly cash dividends on shares of Investors Preferred Stock as required by the Investors Certificate, in each case with usual record and payment dates or, directly or indirectly, redeemed or otherwise acquired any of its capital stock; (e) neither Investors nor any Investors Subsidiary has (1) incurred any material obligation or liability (absolute or contingent), except borrowings from the Federal Home Loan Bank of Des Moines in the ordinary course of business consistent with Investors' past practices ("FHLB Borrowings") and other obligations or

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liabilities incurred in the ordinary course of business, or (2) except in connection with FHLB Borrowings, mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties; (f) neither Investors nor any Investors Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business or in connection with FHLB Borrowings; (g) neither Investors nor any Investors Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of (1) any mortgage servicing rights or (2) any of its other properties or assets, in the case of this CLAUSE (2) other than in the ordinary course of business; (h) neither Investors nor any Investors Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors or officers, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract not heretofore provided to Firstar; adopted, entered into, terminated, amended or modified any Investors Benefit Plan in respect of any of present or former directors, officers or other employees; amended, modified or taken any other action in respect of the terms of any Investors Stock Options; made any adjustment pursuant to the Investors Option Plan or Section 4(a) of the Investors 1993 Stock Plan; or agreed to do any of the foregoing; (i) neither Investors nor any Investors Subsidiary has suffered any material damage, destruction or loss as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance; (j) neither Investors nor any Investors Subsidiary has cancelled or compromised any debt to an extent exceeding $100,000 owed to Investors or any Investors Subsidiary or claim to an extent exceeding $100,000 asserted by Investors or any Investors Subsidiary; (k) neither Investors nor any Investors Subsidiary has entered, or agreed to enter, into any agreement or arrangement granting any right of refusal or other preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; (l) there has not been any other transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, an Investors Material Adverse Effect, other than any changes resulting primarily by reason of changes in savings institution laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the savings institution industry generally in the regions in which Investors and the Investors Subsidiaries operate; and (m) there has not been any change in the method of accounting or accounting practices of Investors or any of the Investors Subsidiaries. Except as set forth in the Investors Disclosure Letter, none of Investors' President and Chief Executive Officer, any Executive Vice President of Investors, the Senior Vice President and Chief Financial Officer of Investors or the senior personnel administrator of Investors has any knowledge of the announced or anticipated resignation of (1) any officer or key employee of Investors or any of the Investors Subsidiaries or (2) other employees of Investors or any Investors Subsidiary, in the case of this CLAUSE (2) at a rate substantially higher than the historical resignation rate for such employees of Investors or the Investors Subsidiaries, other than, in either case, resignations that, individually or in the aggregate, are not reasonably likely to have an Investors Material Adverse Effect. From and after January 1, 1994 through the date of this Agreement, no customers of Investors or any Investors Subsidiary have indicated that they will stop or decrease the rate of business done with Investors or any Investors Subsidiary (except for changes in the ordinary course of business) that would, individually or in the aggregate, have an Investors Material Adverse Effect.

          3.14. PROPERTIES, LEASES AND OTHER AGREEMENTS. Except as may be reflected in the Investors Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the Investors Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, Investors and its Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the Investors Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. The Investors Disclosure Letter lists all acquisitions or dispositions of capital assets planned as of the date of this Agreement by Investors or any Investors Subsidiary, other than individual transactions with a value not in excess of $100,000. Substantially all Investors' and each Investors Subsidiary's buildings and equipment in regular use (including such buildings and equipment as are leased) have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. The Investors Disclosure Letter contains a brief description, including terms, of each lease for real and personal property to which Investors or any Investors Subsidiary is a party. Investors or the applicable Investors Subsidiary, as lessee, has a valid and existing leasehold interest under each of such leases, true and correct copies of which Investors has delivered to Firstar. There is not, under any of such leases relating to real property or any other material leases, any material existing default by Investors, its Subsidiaries or, to the knowledge of Investors, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

          3.15. OPINION OF FINANCIAL ADVISOR. Investors has received the opinion of Piper Jaffray Inc. dated the date hereof to the effect that, as of the date hereof, the consideration to be received in the Merger by Investors' stockholders is fair to Investors' stockholders from a financial point of view.

          3.16. VOTE REQUIRED. The affirmative vote of holders of a majority of the outstanding shares of Investors Common Stock is the only vote of the holders of any class or series of Investors capital stock necessary to approve this Agreement and the transactions contemplated hereby. Without limitation, the voting requirements of Article 9 of the Investors Certificate will not apply to any of the transactions contemplated by this Agreement.

          3.17. ACCOUNTING AND TAX MATTERS. Neither Investors nor, to the knowledge of Investors, any of its affiliates has taken or agreed to take any action that would prevent Firstar from accounting for the business combination to be effected by the Merger as a pooling of interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1) of the Code.

          3.18. DISSENTERS' RIGHTS. Shares of Investors Common Stock are currently quoted on the Nasdaq National Market of the Nasdaq Stock Market. Assuming Firstar Common Stock is listed on the New York Stock Exchange, holders of shares of Investors Common Stock will not be entitled to assert dissenters' rights granted under Section 262 of the DGCL. Holders of shares of Investors Preferred Stock will be entitled to assert dissenters' rights under such Section 262.

          3.19. AFFILIATES. The Investors Disclosure Letter identifies persons who are now "Affiliates" of Investors for purposes of Rule 145 under the Securities Act ("Affiliates"). Investors has advised such persons of the restrictions imposed by applicable securities laws upon the resale


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of Firstar Common Stock delivered in connection with the Merger.  Each person identified in such letter has executed a written agreement substantially in the form attached as EXHIBIT 5.06 hereto.

          3.20. AFFILIATE TRANSACTIONS. Except as set forth in the Investors Disclosure Letter, neither Investors nor any of its Subsidiaries, nor any executive officer or director of Investors, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such person "controls" (within the meaning of Regulation O of the Federal Reserve Board), has any loan agreement, note or borrowing arrangement or any other agreement with Investors or any of its Subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Investors or any of its Subsidiaries pursuant to which the amount outstanding thereunder exceeds $60,000.

          3.21.     INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

          (a) The Investors Disclosure Letter sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Investors or any of its Subsidiaries is a party or by which any of their properties or assets may be bound. Investors has delivered or made available to Firstar true, correct and complete copies of all such interest rate risk management agreements and arrangements.

          (b) All interest rate swaps, caps, floors and option agreements to which Investors is subject and other interest rate risk management arrangements to which Investors or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best of Investors' knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the regulators to which Investors is subject and with counterparties believed to be financially responsible at the time, are legal, valid and binding obligations enforceable in accordance with their terms, and are in full force and effect. Investors and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to Investors' knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          3.22. REGULATORY IMPEDIMENTS. As of the date hereof, Investors is not aware of the existence of any factor that would materially delay or materially hinder the issuance of any of the required regulatory approvals necessary to consummate the Merger, the Bank Merger and the transactions contemplated hereby, other than any protests by any nongovernmental parties and information contained in the Firstar Disclosure Letter (as defined in SECTION 4.02).

          3.23. AMENDMENTS TO EMPLOYMENT AND SEVERANCE AGREEMENTS; NONCOMPETITION AGREEMENTS. The Second Amended and Restated Employment Agreement among James M. Burkholder, Investors and Firstar, the Noncompetition Agreement between James M. Burkholder and Firstar, the Second Amended and Restated Employment Agreement among John G. Lohmann, Jr., Investors and Firstar, the Noncompetition Agreement between John G. Lohmann, Jr. and Firstar, the Second Amended and Restated Employment Agreement among Daniel A. Arrigoni, Investors and Firstar, and the Noncompetition Agreement between Daniel A. Arrigoni and Firstar, each dated as of August 21, 1994, and the Amendment to Severance Pay Agreement between Investors Bank and Lynn V. Bueltel, dated as of August 1, 1994 (a true and correct copy of which has been delivered to Firstar), have been duly executed and delivered by the parties thereto other


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

than Firstar. Each such agreement constitutes a valid and binding obligation of the parties thereto other than Firstar, enforceable in accordance with its terms.

          3.24. FULL DISCLOSURE. The representations and warranties of Investors contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Investors which has not been disclosed to Firstar pursuant to this Agreement, the Investors Disclosure Letter and the Investors Reports, all taken together as a whole, which would have or would reasonably be expected to have an Investors Material Adverse Effect or a material adverse effect on the ability of Investors to consummate the transactions contemplated hereby.

          3.25. NO DISCUSSIONS. As of the date of this Agreement, neither Investors nor any Investors Subsidiary, nor any of its or their Representatives (as defined in SECTION 5.02(f)), are, directly or indirectly, soliciting, initiating or engaged in any discussions or other negotiations with, or providing any information to, any third party concerning any possible proposal regarding a Competing Transaction.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF FIRSTAR AND SUB

          Firstar and Sub, jointly and severally, represent and warrant to Investors as follows:

          4.01. ORGANIZATION, STANDING AND POWER. Firstar is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of Firstar and its Subsidiaries taken as a whole (a "Firstar Material Adverse Effect"). Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Firstar Material Adverse Effect. Each of Firstar and Sub is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a Firstar Material Adverse Effect. Each of Firstar and Sub is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Firstar has delivered to Investors true, accurate and complete copies of the currently effective Restated Articles of Incorporation and By-laws of Firstar, including all amendments thereto.

          4.02. FIRSTAR SUBSIDIARIES. Except as set forth in the Firstar Disclosure Letter (which is a letter delivered by Firstar and Sub to Investors on the date hereof, the receipt thereof having been acknowledged by Investors executing a copy thereof), Firstar beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of Sub and each of the Subsidiaries listed in the Firstar Disclosure Letter (herein, including Sub, called collectively the "Firstar Subsidiaries" or individually a "Firstar Subsidiary"), which constitute Firstar's principal operating subsidiaries as of the date of this Agreement. No equity securities of any of the Firstar Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Firstar


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Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Firstar Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable banking statute and except as set forth in the Firstar Disclosure Letter, all of the shares of capital stock of each of the Firstar Subsidiaries owned by Firstar are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")) and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each Firstar Subsidiary is a banking association or a corporation, in each case duly organized, validly existing and in good standing or in active status under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Firstar Material Adverse Effect. Each Firstar Subsidiary that is a national bank is a member of the Federal Reserve System. The deposits of each Firstar Subsidiary that is a banking institution and accepts deposits are insured by the FDIC to the extent provided by law. Firstar has delivered to Investors true, accurate and complete copies of the currently effective Articles of Incorporation and By-laws of Sub.

          4.03. CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Firstar consists of 120,000,000 shares of Firstar Common Stock and 2,500,000 shares of preferred stock, par value $1.00. No shares of preferred stock are issued and outstanding on the date hereof. Except as contemplated in the Merger Agreements, as set forth in the Firstar Disclosure Letter or as set forth in the most recent report of Firstar filed with the SEC on Form 10-K, there are, as of the date of the Merger Agreements, no outstanding options, warrants, calls, rights, commitments or agreements of any character whatsoever to which Firstar or any Firstar Subsidiary is a party or by which it is bound obligating Firstar or any Firstar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of Firstar or of any Firstar Subsidiary or obligating Firstar or any Firstar Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of Firstar capital stock are, and the shares of Firstar Common Stock to be issued pursuant to or as specifically contemplated by the Merger Agreements will be, validly issued, fully paid and nonassessable (except as provided in WBCL
Section 180.0622(2)(b)) and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 10,000 shares of common stock, $1.00 par value, 1,000 of which are validly issued, fully paid and nonassessable; all of the issued shares are owned by Firstar.

          4.04. AUTHORITY. Firstar and Sub have all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Firstar and Sub. Approval of this Agreement and the Plan of Merger by stockholders of Firstar is not required under the WBCL, the rules of the New York Stock Exchange or otherwise. This Agreement and the Plan of Merger have been duly executed and delivered by Firstar and Sub, and each constitutes a valid and binding obligation of Firstar and Sub enforceable in accordance with its terms. Upon execution and delivery thereof by Investors Bank and Firstar Bank, the Bank Merger Agreement will have been duly executed and delivered by Firstar Bank and will constitute a valid and binding obligation of Firstar Bank enforceable in accordance with its terms.
The execution and delivery of this Agreement and the Plan of Merger do not, and the execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of (a) the Restated Articles of Incorporation or By-laws of Firstar or any Firstar Subsidiary or (b) except (i) as set forth in the Firstar Disclosure Letter or (ii) as contemplated by the next sentence hereof, any loan or credit agreement, note,


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mortgage, indenture, lease, Firstar Benefit Plan (as defined in SECTION 4.11) or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Firstar or any Firstar Subsidiary or their respective properties or assets which Violation would have a Firstar Material Adverse Effect. Other than in connection or in compliance with the provisions of the WBCL and the MBCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the SLHC Act, the FDI Act, the HOLA and the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of Firstar or any Firstar Subsidiary in connection with the execution and delivery of this Agreement, the Plan of Merger and the Bank Merger Agreement by Firstar or
Firstar Bank, as the case may be, or the consummation by Firstar or Firstar
Bank, as the case may be, of the transactions contemplated hereby and thereby, the failure to obtain which would have a Firstar Material Adverse Effect.

          4.05. FIRSTAR FINANCIAL STATEMENTS. The consolidated balance sheets of Firstar as of December 31, 1993 and 1992 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders' equity for the three years in the period ended December 31, 1993, accompanied by the unqualified opinion of KPMG Peat Marwick, copies of which have been furnished by Firstar to Investors; the unaudited consolidated balance sheet of Firstar as of June 30, 1994 and the related consolidated statement of income, consolidated statement of cash flows and consolidated statement of shareholders' equity for the six months then ended, in the form prepared for Firstar's internal use, copies of which have been furnished by Firstar to Investors; and like financial information included in Forms 10-Q filed with the SEC subsequent to the Latest Statement Date (collectively, the "Firstar Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the Firstar Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of Firstar at the dates, and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of Firstar believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have a material adverse effect on the consolidated financial position or results of operations of Firstar.

          4.06. REPORTS. Since January 1, 1991, Firstar and the Firstar Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board,
(iii) the Comptroller, (iv) the FDIC and (v) any applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to herein as the "Firstar Reports"). As of their respective dates, the Firstar Reports filed prior to the date hereof complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

          4.07. AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS. Firstar and the Firstar Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Firstar and the Firstar Subsidiaries taken as a whole (the "Firstar Permits"), including appropriate authorizations from the Federal Reserve Board and Comptroller, except where the failure to hold the same could not reasonably be expected to have a Firstar Material Adverse Effect. Firstar and the Firstar Subsidiaries are in compliance with the terms of the Firstar Permits, except where the failure so to comply could not reasonably be expected to have a Firstar Material Adverse Effect. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement, the businesses of Firstar and the Firstar Subsidiaries are not being conducted in violation of any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material Adverse Effect. Except as disclosed in the Firstar Reports filed prior to the date hereof or set forth in the Firstar Disclosure Letter and except for regular, periodic reviews and examinations by Governmental Entities, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Firstar or any of the Firstar Subsidiaries is pending or, to the knowledge of Firstar, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Firstar Material Adverse Effect.

          4.08. LITIGATION. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or in the Firstar Disclosure Letter, there is no Proceeding pending or, to the knowledge of Firstar, threatened against or affecting Firstar or any Firstar Subsidiary which is reasonably likely to have a Firstar Material Adverse Effect, nor is there any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator outstanding against Firstar or any Firstar Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          4.09. TAXES. Firstar and each of the Firstar Subsidiaries has filed all tax returns required to be filed by them and has paid (or Firstar has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Firstar Reports reflect an adequate reserve for all taxes payable by Firstar and the Firstar Subsidiaries accrued through the date of such financial statements; provided, however, that the foregoing representation is made only to the best of Firstar's knowledge with respect to each Firstar Subsidiary that has been, directly or indirectly, acquired by Firstar subsequent to July 1, 1989. No material deficiencies for any taxes have been proposed, asserted or assessed against Firstar or any Firstar Subsidiary.

          4.10. CERTAIN AGREEMENTS. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement, and except for this Agreement, as of the date of this Agreement, neither Firstar nor any Firstar Subsidiary is a party to any oral or written (i) agreement with any executive officer or other key employee of Firstar or any Firstar Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Firstar or any Firstar Subsidiary of the nature contemplated by this Agreement, (ii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) contract containing covenants that limit the ability of Firstar or any Firstar Subsidiary to compete in any line of business or with any person or which involve any restriction on the geographical area in which, or method by which, Firstar or any Firstar Subsidiary may carry on its business (other than as required by law or applicable regulatory authority), or (iv) other executory agreement as defined by the instructions to Exhibit 10 under Rule 601 of the SEC. Except as set forth in the Firstar Disclosure Letter, neither Firstar nor any Firstar Subsidiary is in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to Firstar or any Firstar Subsidiary or their


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respective properties or assets, except for any Violation that would not, individually or in the aggregate, have a Firstar Material Adverse Effect.

          4.11. BENEFIT PLANS. (i) With respect to the Benefit Plans maintained by Firstar and any Firstar Subsidiary or to which Firstar or any Firstar Subsidiary contributes on behalf of current or former employees as of the date of this Agreement (the "Firstar Benefit Plans"), individually and in the aggregate, no event has occurred, and to the knowledge of Firstar or any of its Subsidiaries, there exists no condition or set of circumstances in connection with which Firstar or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a Firstar Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (ii) Except as disclosed in the Firstar Reports filed prior to the date hereof or as set forth in the Firstar Disclosure Letter, with respect to the Firstar Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Firstar, which obligations are reasonably likely to have a Firstar Material Adverse Effect.

          4.12. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Firstar Reports filed prior to the date of this Agreement or in the Firstar Disclosure Letter, and except as contemplated by this Agreement, the Plan of Merger and the Bank Merger Agreement, from and after January 1, 1994 and to the date of this Agreement: (a) Firstar and the Firstar Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, (b) Firstar has not declared, set aside or paid any dividend or other distribution in respect to any of Firstar's capital stock, except for regular quarterly cash dividends not exceeding $.30 per share on Firstar Common Stock with usual record and payment dates for such dividends, (c) other than any changes resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the regions in which Firstar and the Firstar Subsidiaries operate, there has not been any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a Firstar Material Adverse Effect and (d) there has not been any material change in the method of accounting or accounting practices of Firstar and the Firstar Subsidiaries.

          4.13. PROPERTIES, LEASES AND OTHER AGREEMENTS. Except as may be reflected in the Firstar Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the Firstar Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, Firstar and the Firstar Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the Firstar Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. All leases material to Firstar and the Firstar Subsidiaries pursuant to which Firstar or any of the Firstar Subsidiaries, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases,


                                                                   Page 35 of 94

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any material existing default by Firstar, any of the Firstar Subsidiaries or, to the best knowledge of Firstar, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

          4.14. ACCOUNTING AND TAX MATTERS. To the knowledge of Firstar, neither Firstar nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent Firstar from accounting for the business combination to be effected by the Merger as a pooling of interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

          4.15. REGULATORY IMPEDIMENTS. As of the date hereof, except as set forth in the Firstar Disclosure Letter, Firstar is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger, the Bank Merger and the transactions contemplated hereby, other than any protests by nongovernmental parties.

                                    ARTICLE V
                             COVENANTS OF INVESTORS

          5.01. AFFIRMATIVE COVENANTS. Investors hereby covenants and agrees with Firstar that prior to the Effective Time or until the earlier termination or abandonment of this Agreement is accordance with its terms, unless the prior written consent of Firstar shall have been obtained and except as otherwise contemplated herein, it will and it will cause its respective Subsidiaries to:

          (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

          (b) preserve substantially intact its business organization and assets (except for acquisitions and dispositions of assets in the ordinary course of business consistent with past practices, unless otherwise required by the terms of this Agreement), and maintain its rights and franchises, and use its reasonable best efforts to retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers;

          (c) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

          (d) keep in full force and effect, to the extent consistent with types and amounts thereof used by companies in a similar business, insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

          (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

          (f) comply with and perform in all material respects all material obligations and duties imposed upon it by all Laws; and

          (g) notify Firstar immediately by telephone, and thereafter promptly confirm in writing, if any of the matters described in SECTION 5.02(f) occurs, whether as a result of action by


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Investors, any Investors Subsidiary or any Representatives (as defined therein)
of Investors, or if any person makes any offer or other proposal concerning a Competing Transaction (as defined in SECTION 5.02(f)); such notice shall include the name of any person other than Investors, an Investors Subsidiary and their Representatives involved in such matter and, after receipt of any written offer or proposal from such person, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

          5.02. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, Investors shall not do, or permit any of its Subsidiaries to do, without the prior written consent of Firstar, any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice (which exception shall include, without limitation, insured accounts established and FHLB Borrowings);

          (b)(i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law, or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Investors Benefit Plan, make any adjustments pursuant to the Investors Stock Option Plan or Section 4C of the Investors 1993 Stock Plan or make any grants pursuant to the Investors Stock Option Plan or the Investors 1993 Stock Plan, or
(iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers or former directors or officers;

          (c)(i) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for
(A) regular quarterly cash dividends on the Investors Common Stock at a rate not in excess of $.125 per share, and regularly quarterly cash dividends on the Investors Preferred Stock as contemplated by the Investors Certificate, in each case with usual record and payment dates for such dividends, and (B) dividends by a wholly-owned Subsidiary of Investors;

          (c)(ii) except as hereinbelow provided, declare or pay any dividends or make any distributions in any amount on Investors Common Stock in the quarter in which the Effective Time shall occur and in which the stockholders of Investors Common Stock are entitled to receive dividends on the shares of Firstar Common Stock into which the shares of Investors Common Stock have been converted; it is the intent of this CLAUSE (ii) to provide that the holders of Investors Common Stock will receive either the payment of cash dividends on their shares of Investors Common Stock or the payment of cash dividends as the holders of shares of Firstar Common Stock received in exchange for the shares of Investors Common Stock for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as holders of Investors Common Stock and the payment of a cash dividend as holders of the shares of Firstar Common Stock received in exchange for the shares of Investors Common Stock; and if Investors does not declare and pay cash dividends in a particular calendar quarter because of Investors' reasonable expectation that the Effective Time was to have occurred in such calendar quarter wherein the holders of Investors Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Firstar Common Stock to have been exchanged for the shares of Investors Common Stock, and the Effective Time does not in fact occur in such calendar


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

quarter, then, as a result thereof, Investors shall be entitled to declare and pay a cash dividend (within the limitations of this SECTION 5.02) on such shares of Investors Common Stock for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable;

          (d)(i) except as provided in SECTION 5.06 and SECTION 5.17, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except pursuant to the exercise of the Investors Options and/or Investors Warrants in accordance with their terms); (ii) merge with or into, or permit Investors Bank to merge with or into, any other corporation or savings institution or bank, permit any other corporation or savings institution or bank to merge into it or Investors Bank or consolidate with, or permit Investors Bank to consolidate with, any other corporation or savings institution or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank, savings institution or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, except in the ordinary course of its business consistent with past practice (which exception shall include, without limitation, dispositions or acquisitions of "real estate owned" properties of Investors or any Investors Subsidiary and loans (with servicing rights retained) consistent with past practices); or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of Investors Common Stock pursuant to the Investors Options or the Investors Warrants, in each case in accordance with their present terms, and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent;

          (f) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including the firm named in SECTION 3.15), attorney, accountant or other representative retained by it or any of the Investors Subsidiaries ("Representatives") to take any such action; provided, however, that nothing contained in this SUBSECTION (f) shall prohibit the Board of Directors of Investors from (i) furnishing information to or permitting any of its Representatives to furnish information to any party that requests information as to Investors and its Subsidiaries if (A) the Board of Directors of Investors, based upon the advice of counsel, determines in good faith that such action is required for the Board of Directors of Investors to comply with its fiduciary duties to stockholders imposed by law and (B) prior to furnishing such information to such party, Investors receives from such party an executed confidentiality agreement in reasonably customary form, (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited BONA FIDE written proposal to acquire Investors pursuant to a merger, consolidation, tender offer, share exchange, business combination, stock or asset purchase or other similar transaction if (A) the Board of Directors, after consultation with and based upon receipt of written advice from Dorsey & Whitney (a copy of which Investors shall promptly deliver to Firstar), or other counsel acceptable to Firstar, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to Investors' stockholders under applicable law, (B) the Board of Directors of Investors has no reason to believe that the written proposal is not made in good faith, and (C) prior to furnishing such information to such person or entity, Investors receives from such person or entity an executed confidentiality agreement in reasonably customary form, (iii) complying with Rule 14e-2 under the Exchange Act, or (iv) making any public statement required by law or the requirements of the Nasdaq Stock Market. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Investors or any of the Investors Subsidiaries: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of the consolidated assets of Investors and its Subsidiaries; a sale of shares of voting capital stock constituting more than 15% of the voting capital stock of Investors (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire such voting capital stock); a tender offer or exchange offer for at least 15% of the outstanding shares of Investors Common Stock; a solicitation of proxies in opposition to approval of the Merger by Investors' stockholders; or a public announcement of a BONA FIDE proposal, plan or intention to do any of the foregoing;

          (g) propose or adopt any amendments to its corporate charter, by-laws or the Investors Rights Agreement in any way adverse to Firstar;

          (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in their fiduciary capacities, purchase any shares of Firstar Common Stock;

          (j) change any of its methods of accounting in effect at December 31, 1993, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1993, except as may be required by law or generally accepted accounting principles;

          (k) take action which would or is reasonably likely to (i) adversely affect the ability of either of Firstar or Investors to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Investors' ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied or in a violation of any provision of the Bank Merger Agreement;

          (l) change the lending, investment, liability management and other material policies concerning the banking business of Investors and the Investors Subsidiaries, unless required by Law or order or unless such change does not cause a materially adverse effect on Investors or any of its Subsidiaries;

          (m) make any additional borrowings from the Federal Home Loan Bank of Des Moines or renew any current such borrowings, in each case other than in the ordinary course of business consistent with Investors' past practices (it being understood that Investors increases, renews, extends, borrows, pays, grants security and other interests with respect to, and otherwise deals with, FHLB Borrowings in the ordinary course of its business);

          (n) pay any fees of any legal counsel or tax adviser retained in connection with the Merger, including Dorsey & Whitney and KPMG Peat Marwick, calculated on a basis other than an hourly basis at the maximum rates per hour set forth in the Investors Disclosure Letter, with bills detailing such hours and hourly charges to be submitted to Investors prior to the Effective Time;

          (o) with respect to properties leased by Investors or any of the Investors Subsidiaries, renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with Firstar; or

          (p)  agree in writing or otherwise to do any of the foregoing.

          5.03. LETTER OF INVESTORS' ACCOUNTANTS. At the request of Firstar, Investors shall use its best efforts to cause to be delivered to Firstar "cold comfort" letters of KPMG Peat Marwick, Investors' independent public accountants, dated the date on which the S-4 shall become effective and the Effective Time, respectively, and addressed to Firstar, in form and substance reasonably satisfactory to Firstar and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and transactions such as those contemplated by the Merger Agreements.

          5.04. ACCESS AND INFORMATION. Except where prohibited by law, upon reasonable notice, Investors shall (and shall cause its Subsidiaries to) afford to Firstar's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Investors and the Investors Subsidiaries, including without limitation all books of account, tax records, minute books of directors' and stockholders' meetings, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (other than attorney work product or materials protected by any attorney-client privilege), documents relating to assets and title thereto, plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Firstar may have a reasonable interest, including without limitation, its interest in planning for integration and transition with respect to the business of Investors and the Investors Subsidiaries. During such period, Investors will cause one or more of its representatives to confer on a regular and frequent basis with representatives of Firstar, to report on the general status of its ongoing operations and to consult as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business. During such period, Investors shall (and shall cause each of its Subsidiaries to), except where prohibited by law, furnish promptly to Firstar (i) a copy of each Investors Report filed or received by it during such period pursuant to the requirements of federal securities laws, the SLHC Act and any other federal or state banking or savings institution laws promptly after such documents are available, (ii) the monthly financial statements of Investors and the Investors Subsidiaries (as prepared by Investors in accordance with its normal accounting procedures) promptly after such financial statements are available, (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of Investors, (iv) the reports of management of Investors and each of the Subsidiaries of Investors customarily provided to their respective Boards of Directors, and (v) all other information concerning its business, properties and personnel as Firstar may reasonably request. During such period, Investors shall, and shall cause the Investors Subsidiaries to, instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, Firstar's officers, employees, accountants, counsel and other representatives at reasonable hours and with reasonable notice by Firstar to such individuals, and to cooperate fully with Firstar in planning for the integration of the business of Investors and the Investors Subsidiaries with the business of Firstar and its Subsidiaries.

          5.05. UPDATE DISCLOSURE; BREACHES. (a) From and after the date hereof until the Effective Time, Investors shall periodically, but not less frequently than monthly, update the Investors Disclosure Letter by notice to Firstar to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of Firstar and Sub to consummate the transactions contemplated hereby, and any and all changes contained in any such update shall be considered in determining whether such conditions have been satisfied.

          (b) Investors shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in ARTICLE VIII not to be satisfied, give prompt written notice thereof to Firstar and use its best efforts to prevent or promptly remedy the same.

          5.06.     AFFILIATES; ACCOUNTING AND TAX TREATMENT; STOCK REPURCHASES.
(a) Investors shall cause any person who becomes an Affiliate of Investors after the date hereof, by virtue of becoming a director or officer of Investors or any Investors Subsidiary, and shall use its best efforts to cause any other person who becomes an Affiliate of Investors after the date hereof, and on or prior to the Closing Date, to deliver to Firstar a written agreement substantially in the form attached as EXHIBIT 5.06 hereto as soon as practicable after attaining such status and advise such person of the restrictions imposed by applicable securities laws upon the resale of Firstar Common Stock delivered in connection with the Merger. Investors will use its best efforts to cause the Merger to qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization under Section 368(a)(1) of the Code.

          (b) Prior to the Closing, Investors shall use its best efforts to repurchase Investors Common Stock in amounts sufficient to satisfy reasonably anticipated future issuances of shares of Investors Common Stock prior to the Effective Time upon the exercise of Investors Stock Options or pursuant to the Investors Warrants, which repurchases will be made, and Investors will be required to make such repurchases only to the extent that they are made, (i) in compliance with applicable law, (ii) in a manner that will not adversely affect the ability of the Merger to qualify for such accounting and tax treatment and
(iii) in a manner that will not result in Investors having "tainted" stock for purposes of pooling-of-interests accounting treatment in connection with the Merger. As soon as practicable after the date hereof, Investors shall use its best efforts to obtain any consents necessary to enable it to make such repurchases of Investors Common Stock. Notwithstanding the foregoing, Investors shall have no obligation to repurchase Investors Common Stock from and after such time as Investors has repurchased Investors Common Stock at an aggregate purchase price equal to or greater than $2.0 million.

          5.07. DISSENT PROCESS. Investors will give to Firstar prompt notice of its receipt of any written notice relating to the exercise of dissenters' rights granted under Section 262 of the DGCL including the name of the dissenting stockholder and the number of shares of Investors Preferred Stock to which the dissent relates. Firstar will have the right to participate in all negotiations and proceedings with Investors stockholders relating to any such notice or the exercise of such rights, and except as required by law, Investors will not make any payment with respect to, or settle or offer to settle, any dissent demands without the prior written consent of Firstar.

          5.08. EXPENSES. (a) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

          (b) Except as otherwise provided herein, all Expenses incurred by Firstar (or Sub) and Investors in connection with or related to the authorization, preparation and execution of this Agreement, the Plan of Merger, the Bank Merger Agreement, the solicitation of stockholder approval and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing the S-4 and Prospectus/Proxy Statement and the expense of all SEC and other regulatory filing fees incurred in connection herewith.

          5.09. DELIVERY OF STOCKHOLDER LIST. Investors shall arrange to have its transfer agent deliver to Firstar or its designee, from time to time prior to the Closing Date, a true and complete list setting forth the names and addresses of all holders of record of Investors Common Stock and Investors Preferred Stock, their holdings of such stock as of the latest practicable date, and such other stockholder information as is reasonably available to Investors that Firstar may reasonably request.

          5.10. AUDITED FINANCIAL STATEMENTS. Investors shall use its best efforts to cause its independent public accountants to deliver to Firstar, by February 15, 1995, an audited consolidated financial report of Investors as of and for the period ended December 31, 1994, and to make available to Firstar and its independent public accountants for their review the working papers of Investors' independent public accountants prepared in connection with such audit prior to and after January 31, 1995.

          5.11. BANK-LEVEL TRANSACTIONS. Investors will, and will cause Investors Subsidiaries to, cooperate with Firstar and Sub in the preparation by Firstar or Sub of applications to the Federal Reserve Board, the Comptroller, the OTS and other appropriate regulatory authorities to effect, contingent on and immediately after consummation of the Merger, the Bank Merger and such other transactions as are contemplated by SECTION 1.04, including the Conversion.

          5.12. SALE OF INVESTMENT SECURITIES. After the receipt of all necessary regulatory approvals of the Merger and the Bank Merger and prior to the Effective Time, Investors shall cause its Subsidiaries to sell such financial instruments in its investment securities portfolio as Firstar may identify from time to time.

          5.13. ACCOUNTING MATTERS. Immediately prior to and on the Closing Date, after all anticipated loan losses have been charged off, Investors shall increase its consolidated reserve for losses on loans to no less than an amount requested by Firstar.

          5.14. SERVICING RIGHTS. Prior to the Effective Time, Investors will not sell any mortgage loan servicing rights, except for a sale of servicing rights relating to loans having a value up to $150.0 million to be consummated by September 30, 1994.

          5.15. STOCKHOLDER MEETING. (a) Investors shall call a meeting of its stockholders for the purpose of voting upon the Merger Agreements and related matters and deliver notice of such meeting, as part of the Prospectus/Proxy Statement (as defined in SECTION 7.02(a)), to Investors stockholders in accordance with applicable law and the Investors Certificate. Investors shall coordinate and cooperate with Firstar with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof, but in no event later than the later of (i) December 31, 1994 and (ii) thirty-five days after the S-4 becomes effective under the Securities Act. Unless otherwise required by law, Investors shall not, at such stockholders' meeting, submit any other matter for approval of its stockholders (except with the prior written consent of Firstar).

          (b) Investors will, through its Board of Directors, (i) unanimously recommend to its stockholders approval of such matters, (ii) not withdraw, modify or amend such recommendations, and (iii) use its best efforts to obtain such stockholder approval; provided, however, that nothing contained in this sentence shall prohibit the Board of Directors of Investors from failing to recommend such approval or withdrawing, modifying or amending its recommendation as a result of the receipt of an unsolicited BONA FIDE written proposal to acquire Investors pursuant to a merger, consolidation, tender offer, share exchange, business combination, stock or asset purchase or other similar transaction if (A) the Board of Directors, after consultation with and based upon receipt of written advice from Dorsey & Whitney (a copy of which Investors shall promptly deliver to Firstar), or other counsel acceptable to Firstar, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to Investors' stockholders under applicable law and (B) the Board of Directors of Investors has no reason to believe that the written proposal is not made in good faith. Notwithstanding the foregoing, to the extent permitted by applicable law, the Board of Directors of Investors must take such action as is necessary to allow the stockholders of Investors to vote upon the Merger Agreements in accordance with the DGCL.

          5.16. ACQUISITIONS OF REAL ESTATE. During the period prior to the Effective Time, Investors shall cause each Investors Subsidiary that proposes to acquire ownership or possession of any real property (other than single family residential real property), through foreclosure or repossession or otherwise, to conduct an environmental assessment of such property meeting the requirements described in SECTION 7.07 and any further environmental investigation, sampling or analysis reasonably required to ensure that such Investors Subsidiary shall not acquire ownership or possession of any real property that is reasonably likely to cause the Investors Subsidiary to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of the property.

          5.17. DEBT REDEMPTION. As soon as practicable on or after January 1, 1995, and in any event prior to the Effective Time, Investors will redeem in full its 10% Subordinated Debentures due April 1, 1996 without premium in accordance with the terms of such debentures.

          5.18. INVESTORS WARRANTS NOTICES. Prior to the Effective Time, Investors shall deliver to holders of Investors Warrants any and all notices required under the Investors Warrant Agreement.

                                   ARTICLE VI
                          COVENANTS OF FIRSTAR AND SUB

          6.01. AFFIRMATIVE COVENANTS. Firstar hereby covenants and agrees with Investors that prior to the Effective Time, unless the prior written consent of Investors shall have been obtained (which consent shall not be unreasonably withheld) and except as otherwise contemplated herein, it will:

          (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Firstar Financial Statements applied on a consistent basis, except as may be required to implement changes in generally accepted accounting principles; and

          (b) conduct its business in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Firstar Material Adverse Effect.

          6.02. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, Firstar shall not do, or agree or commit to do, or permit any of its Subsidiaries to do, without the prior written consent of Investors (which shall not be unreasonably withheld) any of the following:

          (a) propose or adopt any amendments to its corporate charter or by-laws in any way adverse to Investors; provided, however, that any amendment to the bylaws of Firstar to increase the size of its Board of Directors shall not be deemed adverse to Investors and any amendment to the Restated Articles of Incorporation of Firstar effected solely by action of the Board of Directors of Firstar shall not be deemed adverse to Investors;

          (b) take action which would or is reasonably likely to (i) adversely affect the ability of either of Firstar or Investors to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Firstar's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied; or

          (c)  agree in writing or otherwise to do any of the foregoing.

          6.03. FIRSTAR RIGHTS PLAN. Nothing herein shall be deemed to prohibit Firstar from (a) redeeming the Firstar Rights or (b) if the Firstar Rights are so redeemed, entering into a new rights agreement similar to the Firstar Rights Agreement; provided that, as to this CLAUSE (b), holders of Investors Common Stock become entitled to any benefits thereof by virtue of the Merger or the Exchange Ratio is appropriately adjusted.

          6.04. BREACHES. Firstar shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in ARTICLE VIII not to be satisfied, give prompt written notice thereof to Investors and use its best efforts to prevent or promptly remedy the same.

          6.05. STOCK EXCHANGE LISTING. Firstar shall use its best efforts to cause the shares of Firstar Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, prior to the Closing Date.

          6.06. FIRSTAR BANK BOARD. Promptly after the Effective Time, Firstar and Sub shall cause Sub and Firstar Bank to increase the number of directors on each of its Boards of Directors by one and the vacancy thus created to be filled by the election of James M. Burkholder.

          6.07. SUPPLEMENTAL WARRANT AGREEMENT. Effective as of the Effective Time, Firstar shall execute a supplemental warrant agreement to the Investors Warrant Agreement as provided in Section 10(H) of the Investors Warrant Agreement (the "Supplemental Warrant Agreement").

          6.08 SUPPLEMENTAL INDENTURE; REGISTRATION RELATING TO OPTIONS AND WARRANTS. Effective as of the Effective Time, Sub will execute a Supplemental Indenture pursuant to Section 801 of the Indenture between Investors and Norwest Bank Minnesota, N.A., as trustee governing Investors' 9.25% Subordinated Notes due 2002. Firstar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Firstar Common Stock for delivery upon exercise of the Firstar Warrants and the Firstar Stock Options. Firstar shall use its best efforts to register the Firstar Common Stock underlying the Firstar Warrants and the Firstar Common Stock issuable upon exercise of the Firstar Stock Options under the Securities Act of 1933 as of the Effective Time and to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Firstar Warrants and Firstar Stock Options remain outstanding.

          6.09. ACCOUNTING AND TAX TREATMENT. Firstar will use its best efforts to cause the Merger to qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization under Section 368(a)(1) of the Code.

          6.10. BANK MERGER AGREEMENT. Within ten days after the date hereof, Firstar and Sub shall cause the Board of Directors of Firstar Bank to duly authorize the execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          6.11. EXPENSES. Firstar agrees that if this Agreement or the transactions contemplated hereby are terminated by Investors pursuant to SECTION 10.01(a)(ii), Firstar shall promptly (and in any event within two days after such termination) pay Investors all Expenses of Investors, but not to exceed $1.0 million.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

          7.01. FILINGS AND APPROVALS. (a) Each party will use all reasonable efforts and will cooperate with the other in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain regulatory approvals and consents required from the Federal Reserve Board, the OTS and the Comptroller and from any other applicable regulatory authorities and provide copies of nonconfidential portions of such applications, filings and related correspondence to the other parties. Prior to filing each application, registration statement or other documents with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, registration statement or other document. Each of Firstar and Investors shall ensure that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any documents to be filed with the Federal Reserve Board, the OTS, the Comptroller or any other regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein. Each party will use all reasonable efforts and will cooperate with the other parties in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in ARTICLE VIII to be satisfied and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event the Federal Reserve Board, OTS, Comptroller or other regulatory agency requests information pertaining to Investors or Investors Bank, to the extent permitted by the agency, Investors shall have the right to submit such information directly to the regulatory agency making such request, and Investors shall provide copies of such information to Firstar. Firstar shall keep Investors advised of all material regulatory developments in a timely manner.

          (b) In the event of a restraining order or injunction which prevents the Closing by reason of the operation of SECTION 8.01(d), Investors, Firstar and Sub shall use their respective best efforts to cause such order or injunction to be lifted and the Closing consummated as soon as reasonably practicable.

          7.02. REGISTRATION STATEMENT. (a) For the purposes (i) of holding a meeting of the stockholders of Investors to approve this Agreement and the Merger (the "Meeting") and (ii) of registering the Firstar Common Stock to be issued to holders of Investors Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "S-4"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

          (b) Firstar shall furnish such information concerning Firstar as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Firstar, to be prepared in accordance with SECTION 7.02(a). Firstar agrees promptly to advise Investors if any time prior to the Meeting any information provided by Firstar in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the Prospectus/Proxy Statement is mailed to the stockholders of Investors and at all times subsequent to such mailing up to and including the time of the Meeting, the S-4 and such Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Firstar (including the Firstar Subsidiaries) and the Firstar Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

          (c) Investors shall furnish Firstar with such information concerning Investors and the Investors Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Investors and the Investors Subsidiaries, to be prepared in accordance with SECTION 7.02(a). Investors agrees promptly to advise Firstar if at any time prior to the Meeting any


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information provided by Investors in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Firstar with the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the Prospectus/Proxy Statement is mailed to the stockholders of Investors and at all times subsequent to such mailing up to and including the time of the Meeting, the S-4 and such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to Investors (including the Investors Subsidiaries) and its stockholders, Investors Common Stock, this Agreement, the Merger and all other transactions contemplated hereby will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

          (d) Firstar shall promptly file the S-4 with the SEC and applicable state securities agencies. Firstar shall use reasonable efforts to cause the S-4 to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. Investors authorizes Firstar to utilize in the S-4 the information concerning Investors and its Subsidiaries provided to Firstar for the purpose of inclusion in the Prospectus/Proxy Statement. Investors shall have the right to review and comment on the form of proxy statement included in the S-4. Firstar shall advise Investors promptly when the S-4 has become effective and of any supplements or amendments thereto, and Firstar shall furnish Investors with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

          7.03. INDEMNIFICATION AND INSURANCE. (a) From and after the Effective Time, Firstar shall indemnify, defend and hold harmless each person who is now, or has been at any time to the date hereof or who becomes prior to the Effective Time, an officer or director of Investors or any of the Investors Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Firstar, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Investors or any of its Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities") to the full extent permitted under applicable Delaware or federal law as of the date hereof or as amended prior to the Effective Time and under the Investors Certificate and Investors' bylaws as in effect on the date hereof (and Firstar shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under the Investors Certificate or such bylaws, upon receipt of any undertaking contemplated by Section 8.05(a) of the Bylaws of Firstar). Any Indemnified Party wishing to claim indemnification under this SECTION 7.03(a), upon learning of any Claim, shall notify Firstar (but the failure to so notify Firstar shall not relieve Firstar from any liability which Firstar may have under this
SECTION 7.03(a) except to the extent Firstar is prejudiced thereby) and shall deliver to Firstar any undertaking contemplated by Section 8.05(a) of the bylaws of Firstar. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under


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this SECTION 7.03(a) unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties. Firstar shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Investors Certificate and Investors' bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger.
The obligations of Firstar described in this SECTION 7.03(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than five years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim. Nothing in this
SECTION 7.03(a) shall affect the obligations to be assumed in the Merger by Firstar to indemnify former directors and officers of Investors or Investors
Bank pursuant to the terms of the indemnification agreements in effect as of the date hereof and as disclosed to Firstar in the Investors Disclosure Letter.

          (b) From and after the Effective Time, the directors, officers, and employees of Investors and the Investors Subsidiaries who become directors, officers or employees of Firstar or any of its Subsidiaries, except for the indemnification rights set forth in SECTION 7.03(a), shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Firstar are entitled under the provisions of the Restated Articles of Incorporation of Firstar or similar governing documents of Firstar and its Subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

          (c) The obligations of Firstar provided under SECTIONS 7.03(a) are intended to benefit, and be enforceable against Firstar directly by, the Indemnified Parties, and shall be binding on all respective successors of Firstar.

          (d) For three years from and after the Effective Time, Firstar will maintain or cause Sub to maintain Investors' current insurance policy for directors' and officers' liabilities or an equivalent policy having terms and conditions no less favorable to all present and former directors and officers of Investors and the Investors Subsidiaries who are covered by such current insurance policy than those in effect for such persons on the date of this Agreement; provided, however, that (i) Firstar's obligation under this SUBSECTION (d) shall be satisfied as to any year at such time as Firstar and/or Sub shall have incurred annual costs to maintain insurance in accordance with this subsection equal to 150% of the annual premium charge heretofore paid by Investors and (ii) such directors and officers may be required to make application and provide customary representations and warranties to Firstar's insurance carrier for the purpose of obtaining such coverage.

          7.04. REPORTS. (a) Prior to the Effective Time, (i) Investors shall prepare and file as and when required all Investors Reports and
(ii) Firstar shall prepare and file as and when required all Firstar Reports.

          (b) Investors and Firstar shall prepare such Investors Reports and Firstar Reports, respectively, such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances

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under which they were made, not misleading, and (ii) with respect to any
Investors Reports or Firstar Reports containing financial information of the type included in the Investors Financial Statements or the Firstar Financial Statements, respectively, the financial information (A) is prepared in accordance with generally accepted accounting principles as utilized in the Investors Financial Statements or the Firstar Financial Statements, as the case may be, applied on a consistent basis (except as stated therein or in the notes thereto), (B) presents fairly the consolidated financial condition of Investors or Firstar, as the case may be, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.

          7.05. BROKERS OR FINDERS. Each of Firstar and Investors represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Piper Jaffray Inc., whose fees and expenses will be paid by Investors in accordance with Investors' agreement with such firm (a copy of which has been delivered by Investors to Firstar prior to the date of this Agreement), and each of Firstar and Investors respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate. Investors represents that neither it nor its Subsidiaries has paid or agreed to pay any fee to its legal counsel, Dorsey & Whitney, or its certified public accountants, KPMG Peat Marwick, other than on the basis set forth in SECTION 5.03(n) in connection with the transactions contemplated by this Agreement.

          7.06. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement, subject to the appropriate vote of stockholders of Investors described in SECTION 8.01(a), including cooperating fully with the other party. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Sub with full title to all properties, assets, rights, approvals, immunities and franchises of either of Sub or Investors, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          7.07. ENVIRONMENTAL AUDITS. Firstar shall engage, at Investors' expense, an environmental consulting engineering firm, reasonably acceptable to Investors, to perform environmental site assessments of parcels of the Investors Property comprising all operating facilities of Investors and the Investors Subsidiaries (whether owned or leased) or otherwise carried on the books of Investors or any Investors Subsidiary (other than single family residential real property) including, but not limited to, "real estate owned" properties of Investors or any Investors Subsidiary (collectively, the "Audited Properties") which shall satisfy the American Society of Testing and Materials "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process" (ASTM Designation: E-1527-93) (the "Environmental Audits") and render reports of the Environmental Audits (the "Environmental Reports") to determine, to Firstar's satisfaction, whether there are any indications or evidence that (i) any Toxic Substance has been stored, deposited, treated, recycled, used or accidentally or intentionally disposed of, discharged, spilled, released, dumped, emitted or otherwise placed on, under or at, or used in any construction on, any such Audited Property, (ii) any such Audited Property is contaminated by or contains any Toxic Substance or (iii) any violations of Environmental Laws

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have occurred or are likely to occur on any Audited Property.  The scope of the
Environmental Audits shall include any testing or sampling of materials to determine, to Firstar's satisfaction, whether any cleanup, removal, remedial action or other response is required to bring the Audited Properties into material compliance with Environmental Laws or to eliminate any condition that could result in a material liability as a result of the ownership, lease, operation or use of any Audited Property and the estimated cost of such cleanup, removal, remedial action or other response. Firstar will use reasonable efforts to engage an environmental consulting engineering firm within 10 days of the date hereof and Firstar and Investors will use reasonable efforts to cause the Environmental Audits to be completed within 45 days of the date hereof. Nothing contained in the Environmental Reports shall diminish or expand Investors' obligations with respect to the representations and warranties in SECTION 3.07 or affect the consequences of any such representation or warranty proving to have been untrue, incomplete or misleading in any respect. Notwithstanding the foregoing, (i) if this Agreement and the transactions contemplated hereby are terminated, then Firstar shall reimburse Investors for expenses incurred pursuant to this SECTION 7.07 and (ii) this SECTION 7.07 shall not apply to the Investor Properties identified on EXHIBIT 7.07.

          7.08. FIRSTAR BENEFIT PLANS. On or before the first January 1 that is at least 90 days after the Effective Time, Firstar shall provide to retained employees of Investors or of any Investors Subsidiary all corporate-wide employee retirement, health, dental, life and long-term disability benefits that Firstar and its subsidiaries provide to their similarly situated employees, subject to the age and eligibility requirements for such benefits. Each such employee's last continuous period of service prior to the Effective Time with Investors or any Investors Subsidiary shall count for purposes of determining eligibility and vesting (but not benefit amounts) for all such benefits. If such coverage under the Firstar benefits is not provided immediately after the Effective Time, Firstar shall continue the Investors' plans until the comparable coverage is effective under Firstar's plans so that no lapse in benefit occurs. Without limiting the generality of the foregoing, no preexisting condition limits shall be applied to participants in Investors Benefit Plans upon their eligibility for such Firstar benefits (except for continuation of any such limits that were in effect under the respective Investors Benefit Plans).

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

          8.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) CORPORATE APPROVAL. The Merger Agreements shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Investors Common Stock.

          (b) REGULATORY APPROVALS. The Merger Agreements and the transactions contemplated hereby and either the Bank Merger Agreement and the transactions contemplated thereby or the acquisition of all of Investors Bank's assets by two DE NOVO national banking associations to be chartered by Sub shall have been approved by the Federal Reserve Board, the Comptroller and the OTS without any condition not reasonably satisfactory to Firstar, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

          (c) S-4; SECURITIES LAWS. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

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Firstar shall have received all state securities or "blue sky" permits, exemptions or permits under applicable takeover laws and other authorizations necessary to issue the Firstar Common Stock in exchange for the Investors Common Stock and to consummate the Merger.

          (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

          (e) LISTING OF FIRSTAR COMMON STOCK. The Firstar Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

          (f) TAX OPINION. An opinion of Foley & Lardner, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Firstar, Sub and Investors will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Prospectus/Proxy Statement is first mailed to stockholders of Investors, shall have been delivered to Investors and to Firstar and shall not have been withdrawn or modified in any material respect.

          (g) FAIRNESS OPINION. Investors shall have received, in form reasonably satisfactory to Investors, an opinion of Piper Jaffray, Inc., dated as of the date of the Prospectus/Proxy Statement, substantially to the effect that the consideration to be received in the Merger by Investors' stockholders is fair to such stockholders from a financial point of view, which opinion may be included in the Prospectus/Proxy Statement. Notwithstanding the foregoing, this condition shall be deemed waived if the Prospectus/Proxy Statement is mailed to Investors' stockholders without such opinion.

          8.02. CONDITIONS OF OBLIGATIONS OF FIRSTAR AND SUB. The obligations of Firstar and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived in writing by Firstar and
Sub:

          (a) REPRESENTATIONS AND WARRANTIES. (i) Each of the representations and warranties of Investors set forth in this Agreement, without giving effect to any update to the Investors Disclosure Letter or notice to Firstar under
SECTION 5.05, shall be true and correct in all material respects as of the date of this Agreement, (ii) in the aggregate, such representations and warranties, without giving effect to any update to the Investors Disclosure Letter or notice to Firstar under SECTION 5.05, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for changes expressly contemplated by this Agreement, and (iii) Firstar and Sub shall have received a certificate signed on behalf of Investors by the chief executive officer and by the chief financial officer of Investors to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF INVESTORS. Investors shall have performed in all material respects each of the obligations required to be performed by it under this Agreement, the Plan of Merger and the Bank Merger Agreement at or prior to the Closing Date, and Firstar and Sub shall have received a certificate signed on behalf of Investors by the chief executive officer and by the chief financial officer of Investors to such effect.

          (c) CONSENTS UNDER AGREEMENTS. Investors shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Sub pursuant to the Merger to any obligation, right or interest of Investors or any Investors Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have an Investors Material Adverse Effect, whether prior to or following the consummation of the transactions contemplated hereby.

          (d) POOLING OPINIONS. Firstar shall have received an opinion from KPMG Peat Marwick, as independent public accountants of Firstar, and an opinion from KPMG Peat Marwick, as independent public accountants of Investors, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Merger Agreements.

          (e) NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of Investors nor any committee thereof shall have (i) amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of Investors at a meeting duly called and held on August 21, 1994 (accurate and complete copies of which have been provided to Firstar) in any manner that adversely affects Firstar or (ii) adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions in any manner that adversely affects Firstar.

          (f) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since the date of this Agreement in the business, operations, prospects or financial condition of Investors and the Investors Subsidiaries taken as a whole, other than any changes resulting primarily by reason of changes in savings institution laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the savings institution industry generally in the regions in which Investors and the Investors Subsidiaries operate, and Firstar and Sub shall have received a certificate signed on behalf of Investors by the chief executive officer and by the chief financial officer of Investors to such effect.

          (g) NO PROCEEDING OR LITIGATION. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against Firstar, Investors or any affiliate, associate, officer or director of either of them (other than litigation commenced by Firstar or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

          (i) ACCOUNTANT'S REVIEW LETTERS. Firstar shall have received the letters described in SECTION 5.03 regarding the financial statements of Investors.

          (j) OPINION OF COUNSEL. Investors shall have delivered to Firstar an opinion of its counsel, Dorsey & Whitney, dated as of the Closing Date and in form and substance satisfactory to the counsel of Firstar, to the effect that:
(i) Investors is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) Investors is registered as a savings and loan holding company under the SLHC Act; (iii) Investors Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States; (iv) Investors

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has the corporate power to consummate the transactions on its part contemplated by this Agreement; (v) Investors Bank has the corporate power to consummate the transactions on its part contemplated by the Bank Merger Agreement; (vi) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of Investors and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity and to claims relating to conformance with fiduciary obligations) valid and binding agreements of Investors; (vii) the Bank Merger Agreement has been duly and validly authorized, executed and delivered on behalf of Investors Bank and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of Investors Bank; (viii) the execution of the Articles of Merger and Certificate of Merger by Investors has been duly and validly authorized; (ix) neither the execution and delivery of this Agreement and the Plan of Merger by Investors and the consummation of the transactions contemplated hereby, nor the execution and delivery of the Bank Merger Agreement by Investors Bank and the consummation of the transactions contemplated thereby, result in a Violation pursuant to any provision of the Investors Certificate, the by-laws of Investors, the charter, certificate or articles of incorporation or by-laws of any Investors Subsidiary, the DGCL, to the knowledge of such counsel, any agreement included in a certificate delivered to such counsel and Firstar by the chief executive officer and the chief financial officer of Investors setting forth all agreements to which Investors or any Investors Subsidiary is a party that are material to Investors and its Subsidiaries taken as a whole; and (x) in the course of the preparation of the S-4 and the Prospectus/Proxy Statement such counsel has considered the information set forth therein relating to Investors in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of Investors and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Prospectus/Proxy Statement and related matters relating to Investors were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Prospectus/Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representative of Investors and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus/Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (l) RESERVE FOR LOSSES ON LOANS. As of and on the Closing Date, Investors' consolidated reserve for losses on loans after all anticipated loan losses have been charged off shall not be less an amount requested by Firstar.

          8.03. CONDITIONS OF OBLIGATIONS OF INVESTORS. The obligation of Investors to effect the Merger is subject to the satisfaction of the following conditions unless waived by Investors:

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          (a)  REPRESENTATIONS AND WARRANTIES.  (i) Each of the representations and warranties of Firstar and Sub set forth in this Agreement, without giving effect to any notice to Investors pursuant to SECTION 6.04, shall be true and correct in all material respects as of the date of this Agreement, (ii) in the aggregate, such representations and warranties, without giving effect to any update to the Firstar Disclosure Letter or notice to Investors under SECTION 6.04, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date) except for changes expressly contemplated by this Agreement, and (iii) Investors shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and by the chief financial officer of Firstar to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF FIRSTAR AND SUB. Firstar and Sub shall have performed in all material respects each of the obligations required to be performed by them under this Agreement and the Plan of Merger at or prior to the Closing Date, and Investors shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and by the chief financial officer of Firstar to such effect.

          (c) CONSENTS UNDER AGREEMENTS. Firstar shall have obtained the consent or approval of each person (other than the Federal Reserve Board) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Investors, individually or in the aggregate, have a Firstar Material Adverse Effect or upon the consummation of the transactions contemplated hereby.

          (d) NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of Firstar nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of Firstar at a meeting duly called and held on July 21, 1994 and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

          (e) OPINION OF COUNSEL. Firstar shall have delivered to Investors an opinion of Howard H. Hopwood III, Senior Vice President and General Counsel of Firstar, dated as of the Closing Date and in form and substance reasonably satisfactory to the counsel of Investors, to the effect that: (i) each of Firstar and Sub is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings on the part of Firstar and Sub necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger and Certificate of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Firstar and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of Firstar;
(iv) the execution of the Articles of Merger and Certificate of Merger by Firstar and Sub has been duly and validly authorized; (v) the shares of Firstar Common Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL); and (vi) in the course of the preparation of the S-4 and the Prospectus/Proxy Statement such counsel has considered the information set forth therein relating to Firstar in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of Investors and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Prospectus/Proxy Statement and related matters relating to Firstar were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Prospectus/Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representative of Investors and Firstar. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Investors as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus/Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Investors, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (f) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since the date of this Agreement in the business, operations, prospects or financial condition of Firstar and the Firstar Subsidiaries taken as a whole, other than any changes resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the regions in which Firstar and the Firstar Subsidiaries operate, and Investors shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and by the chief financial officer of Firstar to such effect.

          (g) NO PROCEEDING OR LITIGATION. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against any officer or director of Investors (other than litigation commenced by Investors or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions, where such action, suit or proceeding is reasonably likely to result in material personal liability to such officer(s) or director(s) (other than liability reasonably likely to be covered by indemnification and/or insurance).

                                   ARTICLE IX
                                   INDUCEMENT

          9.01. INDUCEMENT. (a) Subject to SUBSECTION (d), as a condition and inducement to Firstar's willingness to enter into and perform this Agreement, in the event that a Trigger Event (as hereinafter defined) has occurred, then Investors shall pay to Firstar a fee of $4,500,000 (the "Termination Fee"). Such fee shall be payable in immediately available funds within two days following the occurrence of a Trigger Event.

          (b) As used herein, "Trigger Event" shall mean the occurrence of one or more of the following events:

               (i) A Transaction Proposal (as defined below) shall have occurred;

               (ii) Termination of this Agreement following a wilful and material breach thereof by Investors;

               (iii) (A) The Board of Directors of Investors (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Prospectus/Proxy Statement, or (B) the Board of Directors of Investors shall have resolved to do any of the foregoing; or

               (iv) The condition described in SECTION 8.01(g) shall not have been satisfied and Investors' stockholders shall have failed to approve this Agreement at a meeting duly called and held.

          (c) As used in this Agreement, "Person" shall mean any individual, firm, corporation, or other entity and shall include any syndicate or group of persons deemed to be a "person" by Section 13(d)(3)(e) of the Exchange Act. As used in this Agreement, "Transaction Proposal" shall mean (A) a BONA FIDE tender offer or exchange offer for at least 15% of the then outstanding shares of any class of voting capital stock of Investors shall have been made by any Person (excluding Firstar or any of its Subsidiaries or Affiliates), (B) a merger, consolidation or other business combination with Investors or with Investors Bank shall have been effected by any Person, or an agreement relating to any such transaction shall have been entered into, (C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of Investors' consolidated assets (including stock of Investors Bank), or all or a substantial part of the assets of Investors Bank, to any Person shall have been effected, or any agreement relating to such transaction shall have been entered into, (D) the acquisition by any Person, other than (1) Firstar or any Subsidiary or Affiliate of Firstar (other than in a fiduciary capacity) or (2) any of Investors' Subsidiaries in a fiduciary capacity for third parties, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that such Person beneficially owns any shares of the capital stock of Investors that may be acquired by such person pursuant to any right, option, warrant or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 15% or more of the outstanding shares of any class of the voting capital stock of Investors (including capital stock currently beneficially owned by such Person) or, if such Person currently beneficially owns 15% or more of the outstanding shares of any class of voting capital stock of Investors, of any additional shares of the voting capital stock of Investors (other than pursuant to such Person's rights and obligations as of the date hereof under Investors Options and/or Investors Warrants), (E) any reclassification of securities or recapitalization of Investors or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of Investors which is owned by any Person (excluding Firstar or any of its Subsidiaries or Affiliates) shall have been effected, or any agreement relating to such transaction shall have been entered into or plan with respect thereto adopted, (F) any transaction having an effect similar to those described in (A) through (E) above, or (G) a public announcement with respect to a proposal, plan or intention by Investors or another Person (excluding Firstar or any of its Subsidiaries or Affiliates) to effect any of the foregoing transactions (which may include publication of notice of the filing of an application under the BHC Act, the HOLA, the SLHC Act, the FDI Act or the Change in Bank Control Act, as amended); PROVIDED, HOWEVER, that in the case of the events described in CLAUSES (A) AND (G) in this definition, and events described in CLAUSE (F) having an effect similar to those described in CLAUSE (A) (the "Events"), such Events shall not constitute a "Transaction Proposal" hereunder unless after the occurrence of any such Event, either (x) the Board of Directors of Investors (1) recommends such Event to its stockholders for acceptance or (2) fails to undertake such acts as Firstar reasonably requests to oppose such Event (provided that Investors not incur significant legal expense); or (y) Investors' stockholders shall have failed to approve this Agreement at a meeting duly called for such purpose.

          (d) The rights of Firstar under this SECTION 9.01 shall terminate upon the earliest to occur of (1) the Effective Time, (2) the termination of this Agreement by Investors pursuant to SECTION 10.01(a)(ii), (3) the termination of this Agreement by mutual agreement of the parties, (4) the expiration of six months after the termination of this Agreement pursuant to
SECTION 10.01(a)(iv), (5) the termination of this Agreement pursuant to SECTION 10.01(a)(iii), SECTION 10.01(a)(v) or SECTION 10.01(a)(vii), (6) the expiration of six months after the termination of this Agreement pursuant to SECTION 10.01(a)(vi) other than such a termination where nonapproval by stockholders of Investors was preceded by a Transaction Proposal, (7) the expiration of one year after the termination of this Agreement (other than terminations described in CLAUSES (2) - (6)), or (8) the irrevocable payment of a Termination Fee to Firstar.

                                    ARTICLE X
                            TERMINATION AND AMENDMENT

          10.01. TERMINATION. (a) This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Investors:

          (i) by mutual consent of the Board of Directors of Firstar and the Board of Directors of Investors;

          (ii) by either Firstar or Investors (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Investors, on the one hand, or Firstar and Sub, on the other hand, respectively, set forth in this Agreement, or (B) if the representations and warranties of Investors, on the one hand, or Firstar and Sub, on the other hand, respectively, shall be discovered to have become materially untrue in the aggregate, in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition;

          (iii) by either Firstar or Investors if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

          (iv) by either the Board of Directors of Firstar or the Board of Directors of Investors if the Merger shall not have been consummated before August 15, 1995, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

          (v) by the Board of Directors of either of Firstar or Investors if the Federal Reserve Board, the Comptroller or the OTS has denied approval of the Merger or the Bank Merger and neither Firstar nor Investors has, within 30 days after the entry of the order denying such approval, filed a petition seeking review of such order as provided by applicable law;

          (vi) by either Investors or Firstar, if this Agreement and the Merger are not duly approved by the stockholders of Investors after a vote thereon at a meeting of stockholders (or any adjournment thereof) duly called and held for such purpose;

          (vii) by Investors, on either of the two trading days immediately after the Ten-Day Calculation Period, as defined below, if both of the following conditions are satisfied:


               (1) the average of the daily closing prices of a share of Firstar Common Stock as reported on the consolidated tape of the NYSE during the Ten-Day Calculation Period (the "Firstar Average Price") is less than $29.00; and

               (2) the number obtained by dividing the Firstar Average Price by the closing price of Firstar Common Stock as reported on the consolidated tape of the NYSE on the trading day immediately preceding the public announcement of this Agreement is less than the number obtaining by dividing the Final Index Price (as defined in SUBSECTION
          (b) below) by the Initial Index Price (as defined in SUBSECTION (b) below) and subtracting .125 from such quotient;

          (viii) by Investors, if (1) any Person (other than Firstar or any affiliate of Firstar) shall have commenced (as such term is used in Rule 14d-2(b) under the Exchange Act) a BONA FIDE tender offer for all outstanding shares of Investors Common Stock or any Person shall have made a BONA FIDE written offer involving a merger or consolidation of Investors or the acquisition of all or substantially all of its assets, (2) Investors' Board of Directors shall determine, based on advice of Investors' independent financial advisors, that such offer is a material economic improvement to Investors' stockholders when compared to the Merger, (3) Investors' Board of Directors, after consultation with and based upon receipt of written advice from Dorsey & Whitney (a copy of which Investors shall promptly deliver to Firstar), or other counsel acceptable to Firstar, determines in good faith that recommending such tender offer or accepting such written offer is required for the Board of Directors to comply with its fiduciary duties to Investors' stockholders under applicable law, and (4) Investors or the Person commencing such tender offer or submitting such written offer shall have irrevocably paid the Termination Fee to Firstar; provided, however, that Investors may not terminate the Agreement pursuant to this SECTION 10.01(a)(viii) until the expiration of five business days after written notice of any such offer referenced in this SECTION 10.01(a)(viii) has been delivered to Firstar, together with a summary of the terms of any such offer;

          (ix) without further action of either party hereto, upon the irrevocable payment to Firstar of the Termination Fee following the occurrence of a Trigger Event, unless (A) prior to the Trigger Event there has been a wilful and material breach of this Agreement by Investors other than a breach resulting from an Excused Action (as defined below), or (B) such Trigger Event is the occurrence of a Transaction Proposal caused by an action or inaction by Investors that is a wilful breach of any covenant in this Agreement, except an Excused Action, or (C) such Trigger Event is an action or inaction by Investors described in SECTION 9.01(b)(iii) or (iv) that is not the result of an action that the Board of Directors of Investors, after consultation with counsel, determines in good faith is required to comply with its fiduciary duties to stockholders under applicable law. For purposes of this SECTION 10.01(a)(ix), "Excused Action" shall mean any action, or the failure to act, by Investors where the Board of Directors of Investors, after consultation with and based on the written advice of counsel (a copy of which is furnished to Firstar), determines in good faith that such actions or inactions are required by the Board of Directors of Investors to comply with its fiduciary duties to Investors' stockholders under applicable law to facilitate a Transaction Proposal or a Competing Transaction with a party other than Investors or any of its Representatives; or

          (x) by Firstar, if, after the date hereof, any Person shall have commenced (as such term is used in Rule 14d-2(b) under the Exchange Act) a BONA FIDE tender offer or exchange offer to acquire at least 20% of the then outstanding shares of Investors Common Stock, or if the Board of Directors of Investors shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger.

               (b)  For purposes of this SECTION 10.01:

               (i) The "Index Group" shall mean all of those companies listed on EXHIBIT 10.01 the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the Ten-Day Calculation Period for such company to acquire another company or companies in transactions with a value exceeding 10% of the acquiror's market capitalization or for such company to be acquired. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted proportionately.

               (ii) The "Initial Index Price" shall mean the weighted average (weighted in accordance with the factors listed on EXHIBIT 10.01) of the per share closing prices of the common stock of the companies comprising the Index Group, as reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of this Agreement.

               (iii) The "Final Price" of any company belonging to the Index Group shall mean the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Ten-Day Calculation Period.

               (iv) The "Final Index Price" shall mean the weighted average (weighted in accordance with the factors listed on EXHIBIT 10.01) of the Final Prices for all of the companies comprising the Index Group.

               (v)  The "Ten-Day Calculation Period" shall mean the ten
          (10) consecutive trading days ending at the end of the third business day preceding the date of the Meeting specified in the Prospectus/Proxy Statement.

If Firstar or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Meeting Date, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

          10.02. INVESTIGATION AND REVIEW. Subject to the next following sentence, at any time prior to the 21st day following the date of this Agreement, Firstar may, by action of the Interstate Banking and Acquisitions Committee of the Board of Directors of Firstar (the "Firstar Committee"), elect to terminate this Agreement on behalf of Firstar and Sub as a result of any information obtained in the course of its investigation and review of (i) Investors' portfolios of consumer loans, commercial real estate loans, second mortgage loans and other mortgage loans, (ii) all non-accrual and restructured loans, (iii) all REO or real estate in judgment and (iv) the underwriting of fixed rate and adjustable rate first mortgage loans, which, in the good faith opinion of the Firstar Committee, indicates circumstances or events that (a) have, or are reasonably likely to have, an Investors Material Adverse Effect or (b) materially detract from the value of Investors and its Subsidiaries to Firstar. Notwithstanding the foregoing, Firstar may pursuant to a written instrument signed by it (which shall not be deemed to be an amendment or modification to this Agreement) terminate its rights to terminate this Agreement pursuant to this Section as of any date prior to such 21st day which is specified in such written instrument. Nothing in this Section shall be construed (i) to limit the period of time during which Firstar may conduct its investigation and review of Investors, (ii) to limit any duty of Investors otherwise to cooperate with the investigation and review by Firstar subsequent to the period established pursuant to the first sentence of this section, or (iii) to limit or qualify in any respect the representations and warranties of Investors to Firstar set forth in this Agreement as a result of any such investigation and review.

          10.03. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Investors or Firstar as provided in SECTION 10.01 or SECTION 10.02, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Firstar or Investors or their respective officers or directors except (a) with respect to SECTIONS 5.08, 6.11, 7.05, 7.07, AND 9.01, and (b) to the extent that such termination (other than a termination in accordance with SECTION 10.01(a)(ix)) results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that actions by Investors that are reasonably required to facilitate a transaction that entitles Investors to terminate this Agreement pursuant to SECTION 10.01(a)(viii) and for the Board of Directors of Investors to comply with its fiduciary duties to Investors' stockholders under applicable law (as such duties are determined in accordance with SECTION 10.01(a)(viii)(3)) shall not constitute a willful breach by Investors of any of its representations, warranties, covenants or agreements set forth in this Agreement for purposes of this CLAUSE (b).

          10.04. AMENDMENT. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Firstar Committee) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Investors, but after any such approval by the stockholders of Investors, no amendment shall be made which has any of the effects described in Section 251(d) of the DGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          10.05. EXTENSION; WAIVER. At any time prior to the Effective Time, Firstar and Sub, on the one hand, and Investors, on the other hand, by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Firstar Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

          11.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in SECTIONS 2.01, 2.02, 2.03, 2.04, 6.05, 6.06, 6.07, 6.08, 7.03 AND 7.06, the last sentence of SECTION 10.04 and
ARTICLE XI, and the agreements delivered pursuant to SECTION 3.20, SECTION 5.06,
SECTION 6.07 and SECTION 6.08.

          11.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  if to Firstar and/or Sub, to

                         Firstar Corporation
                         Attention:  Jon H. Stowe,
                         Executive Vice President
                         777 East Wisconsin Avenue
                         Milwaukee, WI  53202
                         Telecopy:  (414) 765-4349

                         with a copy to:

                         Firstar Corporation
                         Attention:  Howard H. Hopwood III,
                         Senior Vice President and General Counsel
                         777 East Wisconsin Avenue
                         Milwaukee, WI  53202
                         Telecopy:  (414) 765-6111

                    (b)  if to Investors, to

                         Investors Bank Corp.
                         Attention:  James M. Burkholder
                         President and Chief Executive Officer
                         200 East Lake Street
                         Wayzata, Minnesota  55391
                         Telecopy:  (612) 475-8727

                         with a copy to:

                         Dorsey & Whitney
                         Attention:  Thomas O. Martin, Esq.
                         220 South 6th Street
                         Minneapolis, Minnesota  55402-1498
                         Telecopy:  (612) 340-8738

          11.03. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

          11.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          11.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein, including the Bank Merger Agreement and the Plan of Merger) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the rights and obligations of Firstar and Investors under the confidentiality letter agreement, dated March 10, 1994, and
(b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

          11.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin, except as the MBCA and the DGCL are expressly applicable to the Merger.

          11.07. PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement.

          11.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          11.09. KNOWLEDGE OF THE PARTIES. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

          IN WITNESS WHEREOF, Firstar, Sub and Investors have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              FIRSTAR CORPORATION


                              By:___________________________
                                   Its:
Attest:


___________________________
Its:


                              FIRSTAR CORPORATION OF MINNESOTA


                              By:___________________________
                                   Its:
Attest:


___________________________
Its:


                              INVESTORS BANK CORP.


                              By:___________________________
                                   Its:
Attest:


___________________________
Its:

                                                                       EXHIBIT A

                                 PLAN OF MERGER


          PLAN OF MERGER, dated as of August 21, 1994 ("Plan of Merger"), by and between Firstar Corporation of Minnesota, a Minnesota corporation ("Sub"), and Investors Bank Corp., a Delaware corporation ("Investors"), and joined in by Firstar Corporation, a Wisconsin corporation ("Firstar"), for certain limited purposes.

          WHEREAS, Investors is a corporation with authorized capital stock consisting of (i) 5,000,000 shares of common stock, $.01 par value ("Investors Common Stock"), of which 3,500,604 shares are validly issued and outstanding on the date hereof; and (ii) 1,000,000 shares of preferred stock, $.01 par value, of which 400,000 shares have been designated "Cumulative Perpetual Preferred Stock, Series 1991" ("Investors Preferred Stock"), in respect of which there are issued and outstanding 303,640 shares;

          WHEREAS, Sub is a corporation with authorized capital stock of 10,000 shares of common stock, $1.00 par value ("Sub Common Stock"), 1,000 of which are validly issued and outstanding and are owned by Firstar;

          WHEREAS, Firstar is a corporation duly organized and existing under the laws of Wisconsin;

          WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Firstar, Sub and Investors have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of Investors with and into Sub (the "Merger") upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Minnesota Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL");

          WHEREAS, the Boards of Directors of Sub and Investors deem it fair and equitable to, and in the best short-term and long-term interests of, their respective corporations and stockholders that Investors be merged with and into Sub with Sub being the surviving corporation, and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its respective stockholders for approval; and

          WHEREAS, the Board of Directors of Firstar has authorized the execution and delivery of this Plan of Merger and the issuance of Firstar Common Stock (as defined in Section 2.01(a)) and the payment of cash pursuant hereto.

          NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

                                    ARTICLE I
                                   THE MERGER

          1.01. THE MERGER. Subject to the terms and conditions of the Merger Agreements, Investors will be merged with and into Sub, which will be the surviving corporation, in accordance with and with the effect provided in the MBCA and the DGCL.

          1.02. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of the Merger Agreements, (a) articles of merger (the "Articles of Merger") shall be duly prepared and executed by Sub and Investors and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, as soon as practicable on or after the Closing Date (as defined in the Agreement) and (b) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by Sub and Investors and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and the Certificate of Merger with the Secretary of State of the State of Delaware or at such time within two business days thereafter as is provided in the Articles of Merger and the Certificate of Merger (the "Effective Time").

          1.03. EFFECTS OF THE MERGER. (a) At the Effective Time, (i) the separate existence of Investors shall cease and Investors shall be merged with and into Sub as provided in Section 302A.651 of the MBCA and Sections 251 and 252 of the DGCL (Sub and Investors are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Sub in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of Sub in effect as of the Effective Time (the "By-laws") shall be the By-laws of the Surviving Corporation and (iv) the members of the Board of Directors and committees thereof and the officers of Sub immediately prior to the Effective Time shall be the members of the Board of Directors and committees thereof and the officers of the Surviving Corporation, respectively.

          (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

          2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Investors Common Stock or Investors Preferred Stock, but subject to the provisions of Section 262 of the DGCL with respect to the rights of dissenting holders of Investors Preferred Stock:

          (a) CONVERSION OF INVESTORS COMMON STOCK. Subject to adjustment pursuant to SECTION 2.01(e) hereof and Section 2.05 of the Agreement, each then issued and outstanding share of Investors Common Stock shall be converted into the right to receive 0.8676 fully paid and nonassessable shares of common stock, $1.25 par value, of Firstar ("Firstar Common Stock"), including with each such share one-half of one Firstar Preferred Share Purchase Right ("Right") issued pursuant to the Rights Agreement dated as of January 20, 1989, between Firstar and Firstar Trust Company, as Rights Agent (the "Rights Agreement"). Prior to the Distribution Date (as defined in the Rights Agreement), all references in this Plan of Merger to the Firstar Common Stock to be received pursuant to the Merger shall be deemed to include the Rights.

          (b) CONVERSION OF INVESTORS PREFERRED STOCK. Each then issued and outstanding share of Investors Preferred Stock shall be converted into the right to receive $27.50 plus accumulated and unpaid dividends on such shares of Investors Preferred Stock to the Effective Time, payable in cash.

          (c) STOCK HELD BY INVESTORS. Each then issued and outstanding share of Investors Common Stock or Investors Preferred Stock owned by Investors or any direct or indirect subsidiary of Investors (other than shares held in a fiduciary capacity) and each share of Investors Common Stock or Investors Preferred Stock issued and held in Investors' treasury will be cancelled and retired.

          (d) CANCELLATION OF SHARES. All shares of Investors Common Stock and Investors Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Firstar Common Stock or cash, as the case may be, to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger, without interest.

          (e) If prior to the Effective Time Firstar shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its shares of Firstar Common Stock or declare a dividend or make a distribution on Firstar Common Stock of any security convertible into Firstar Common Stock or exercisable to purchase Firstar Common Stock (including, without limitation, distribution of any Firstar Rights after a Distribution Date), appropriate adjustment or adjustments will be made in the conversion rate set forth in SUBSECTION (a).

          (f) Each outstanding share of Investors Preferred Stock as to which dissenters' rights have been asserted in accordance with the procedures of the DGCL and not withdrawn shall be accorded the rights provided by the DGCL and shall not be converted into or represent rights to receive the cash hereunder unless and until the holder shall have failed to perfect or effectively withdrawn or lost such dissenters' rights.

          2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Firstar shall deposit with Firstar Trust Company or such other bank or trust company designated by Firstar (and reasonably acceptable to Investors) (the "Exchange Agent") for the benefit of the holders of shares of Investors Common Stock and Investors Preferred Stock, for exchange in accordance with this ARTICLE II through the Exchange Agent, certificates representing the shares of Firstar Common Stock and cash (such shares of Firstar Common Stock, together with any dividends or distributions with respect thereto, and such cash being hereinafter referred to as the "Exchange Fund") issuable pursuant to SECTION 2.01 in exchange for shares of Investors Common Stock and Investors Preferred Stock outstanding immediately prior to the Effective Time. The Exchange Agent may invest the cash deposited with it in such manner as Firstar directs. Any net profit resulting from, or interest or income produced by, such investment shall be payable to the Surviving Corporation. Firstar shall replace any monies lost through any investment made at its direction pursuant to this SECTION 2.02(a). To the extent Firstar owns shares of Firstar Common Stock as treasury stock, such shares may be deposited into the Exchange Fund.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Investors Common Stock and Investors Preferred Stock (the "Certificates") whose shares were converted into the right to receive shares of Firstar Common Stock or cash pursuant to SECTION 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Firstar and Investors may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Firstar Common Stock or cash, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Firstar, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Firstar Common Stock, or the amount of cash, as the case may be, which such holder has the right to receive pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, certificates surrendered for exchange by any person deemed an "affiliate" of Investors (as defined in Section 3.22 of the Agreement) shall not be exchanged for the consideration deliverable pursuant to the provisions of this ARTICLE II until Firstar has received a written agreement from such person as provided in Section 5.06 of the Agreement. In the event of a transfer of ownership of Investors Common Stock or Investors Preferred Stock which is not registered in the transfer records of Investors, a certificate representing the proper number of shares of Firstar Common Stock may be issued or the proper amount of cash may be paid to a transferee if the Certificate representing such Investors Common Stock or Investors Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Firstar Common Stock and cash in lieu of any fractional shares of Firstar Common Stock, or cash, as the case may be, as contemplated by this SECTION 2.02.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Firstar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Firstar Common Stock represented thereby, and no cash payment in lieu of fractional shares of Firstar Common Stock shall be paid to any such holder pursuant to SECTION 2.02(e), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Firstar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, (A) the amount of any cash payable in lieu of a fractional share of Firstar Common Stock to which such holder is entitled pursuant to SECTION 2.02(e) and (B) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Firstar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Firstar Common Stock.

          (d) NO FURTHER OWNERSHIP RIGHTS IN INVESTORS STOCK. All shares of Firstar Common Stock and all cash issued or paid upon the surrender for exchange or payment of shares of Investors Common Stock or Investors Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to SECTION 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Investors Common Stock or Investors Preferred Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Investors on such shares of Investors Common Stock or Investors Preferred Stock in accordance with the terms of the Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Investors Common Stock or Investors Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Firstar for any reason, they shall be cancelled and exchanged as provided in this Plan of Merger.

          (e) NO FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger to the contrary, neither certificates nor scrip representing fractional shares of Firstar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Firstar. Each holder of shares of Investors Common Stock who would otherwise have been entitled to a fraction of a share of Firstar Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Firstar Common Stock at the Effective Time on the New York Stock Exchange Composite Transaction Tape. From time to time at the request of the Exchange Agent after the determination of amounts of cash to be paid to holders of Investors Common Stock in lieu of any fractional share interests, Firstar shall make available such amounts to the Exchange Agent.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of Investors for six months after the Effective Time shall be delivered to Firstar, upon demand, and any stockholders of Investors who have not theretofore complied with this SECTION
2.02 shall thereafter look only to Firstar for payment of their claim for Firstar Common Stock or cash, including cash in lieu of fractional shares of Firstar Common Stock and any dividends or distributions with respect to Firstar Common Stock.

          (g) NO LIABILITY. None of Firstar, Sub and Investors shall be liable to any holder of shares of Investors Common Stock or Investors Preferred Stock or Firstar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) WITHHOLDING RIGHTS. Firstar and Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Agreements to any former holder of shares of Investors Common Stock or Investors Preferred Stock such amounts as Firstar or Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Firstar or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Investors Common Stock or Investors Preferred Stock in respect of which such deduction and withholding was made by Firstar or Sub.

          2.03. EFFECT ON COMMON STOCK OF SUB. At the Effective Time, the shares of Sub Common Stock validly issued and outstanding immediately prior to the Effective Time will continue to evidence 1,000 shares of common stock, $1.00 par value, of the Surviving Corporation so that all shares of capital stock of the Surviving Corporation will continue to be owned by Firstar. The outstanding certificates representing shares of Sub Common Stock will, after the Effective Time, continue to represent the same number of shares of the Surviving Corporation.

                                   ARTICLE III
                       CONDITIONS; TERMINATION; AMENDMENT

          3.01. CONDITIONS TO THE MERGER. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VIII of the Agreement.

          3.02. TERMINATION. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of Investors and Sub at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article X thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by Investors or Sub.

          3.03. AMENDMENT. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or, in the case of Firstar, the Interstate Banking and Acquisitions Committee of its Board of Directors) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Investors or of Sub, but after any such approval by the stockholders of Investors, no amendment shall be made which has any of the effects described in Section 251(d) of the DGCL. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          3.04. EXTENSION; WAIVER. At any time prior to the Effective Time, Firstar and Sub, on the one hand, and Investors, on the other hand, by action taken or authorized by their respective Board of Directors (or, in the case of Firstar, the Interstate Banking and Acquisitions Committee of its Board of Directors), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument on behalf of such party.

                                   ARTICLE IV
                               GENERAL PROVISIONS

          4.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  if to Firstar and/or Sub, to

                         Firstar Corporation
                         Attention:  Jon H. Stowe,
                         Executive Vice President
                         777 East Wisconsin Avenue
                         Milwaukee, WI  53202
                         Telecopy:  (414) 765-4349

                         with a copy to:

                         Firstar Corporation
                         Attention:  Howard H. Hopwood III,
                         Senior Vice President and General Counsel
                         777 East Wisconsin Avenue
                         Milwaukee, WI  53202
                         Telecopy:  (414) 765-6111

                    (b)  if to Investors, to

                         Investors Bank Corp.
                         Attention:  James M. Burkholder
                         President and Chief Executive Officer
                         200 East Lake Street
                         Wayzata, Minnesota  55391
                         Telecopy:  (612) 475-8727

                         with a copy to:

                         Dorsey & Whitney
                         Attention:  Thomas O. Martin, Esq.
                         220 South 6th Street
                         Minneapolis, Minnesota  55402-1498
                         Telecopy:  (612) 340-2860

          4.02. INTERPRETATION. When a reference is made in this Plan of Merger to Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

          4.03. COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          4.04. GOVERNING LAW. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Wisconsin, except as the MBCA and DGCL are expressly applicable to the Merger.

          IN WITNESS WHEREOF, Sub, Investors and Firstar have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              FIRSTAR CORPORATION


                              By:___________________________
                                   Its:
Attest:


___________________________
Its:


                              FIRSTAR CORPORATION OF MINNESOTA


                              By:___________________________
                                   Its:
Attest:


___________________________
Its:


                              INVESTORS BANK CORP.


                              By:___________________________
                                   Its:
Attest:


___________________________
Its:

                                                                       EXHIBIT B


                                MERGER AGREEMENT
                         INVESTORS SAVINGS BANK, F.S.B.
                                  WITH AND INTO
                 FIRSTAR BANK OF MINNESOTA, NATIONAL ASSOCIATION


          MERGER AGREEMENT ("Bank Merger Agreement") dated as of August 21, 1994, adopted and made by and between Firstar Bank of Minnesota, National Association ("Firstar Bank"), a national banking association having its principal office at Bloomington, Minnesota, acting pursuant to resolutions adopted by the vote of a majority of its board of directors in accordance with applicable provisions of 12 C.F.R. Section 5.33, and Investors Savings Bank, F.S.B. ("Investors FSB"), a federal savings bank having its principal office at Wayzata, Minnesota, acting pursuant to resolutions adopted by the vote of two-thirds of its entire board of directors in accordance with applicable provisions of 12 C.F.R. Section 552.13.

                               W I T N E S S E T H

          WHEREAS, Firstar Bank is a national banking association organized and existing under the laws of the United States, the authorized capital stock of which consists of 7,146,000 shares of common stock, par value of $5.00 per share ("Firstar Bank Common Stock"), of which at the date hereof 7,146,000 shares are issued and outstanding; and

          WHEREAS, Investors FSB is a federal savings bank organized and existing under the laws of the United States, the authorized capital stock of which consists of 200,000 shares of common stock, par value $2.50 per share ("Investors FSB Common Stock"), all of which at the date hereof are issued and outstanding; and

          WHEREAS, Firstar Bank's parent corporations, Firstar Corporation of Minnesota and Firstar Corporation, and Investors FSB's parent corporation, Investors Bank Corp., have entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") that contemplates the merger of Investors FSB with and into Firstar Bank; and

          WHEREAS, the respective Boards of Directors of Investors FSB and Firstar Bank deem the merger of Investors FSB with and into Firstar Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective institutions and their respective shareholders, and the respective Boards of Directors of Firstar Bank and Investors FSB have adopted resolutions approving this Bank Merger Agreement and each of the Boards of Directors of Firstar Bank and Investors FSB has directed that this Bank Merger Agreement be submitted to their respective shareholders for approval; and

          WHEREAS, approval of this Bank Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Investors FSB Common Stock and the holders of at least two-thirds of the outstanding shares of the Firstar Bank Common Stock; and

          WHEREAS, the sole shareholder of Firstar Bank has approved this Bank Merger Agreement; and

          WHEREAS, the sole shareholder of Investors FSB has approved this Bank Merger Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and intending to be legally bond hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   BANK MERGER

          Subject to the terms and conditions of this Bank Merger Agreement, on the Effective Date (as hereinafter defined), Investors FSB shall be merged with and into Firstar Bank pursuant to the provisions of, and with the effect provided in, 12 U.S.C. Section 215c, 12 U.S.C. Section 1467a(s), 12 C.F.R.
Section 5.33 and 12 C.F.R. Section 552.13 (said transaction being hereinafter referred to as the "Bank Merger"). On the Effective Date, the separate existence of Investors FSB shall cease and Firstar Bank, as the surviving entity, shall continue its existence under the name "Firstar Bank of Minnesota, National Association" unaffected and unimpaired by the Bank Merger, and shall be liable for all of the liabilities of Investors FSB existing at the Effective Date, including without limitation liabilities with respect to savings accounts of Investors FSB (Firstar as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Bank"). The main office of Firstar Bank at Bloomington, Minnesota shall be the main office of the Surviving Bank and the branch offices thereof will be located at the locations set forth on the attached Schedule A.

                                   ARTICLE II
                       ARTICLES OF ASSOCIATION AND BY-LAWS

          The Articles of Association and the By-Laws of Firstar Bank in effect immediately prior to the Effective Date shall be the Articles of Association and the By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

                                   ARTICLE III
                               BOARD OF DIRECTORS

          On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons named in the attached Schedule B.

                                   ARTICLE IV
                                     CAPITAL

          The shares of capital stock of Firstar Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                    ARTICLE V
                      CANCELLATION OF INVESTORS FSB SHARES

          1. On the Effective Date, each share of Investors FSB Common Stock outstanding immediately prior to the Effective Date shall by virtue of the Bank Merger be canceled and no cash, stock or other property shall be delivered in exchange therefor.

          2. On the Effective Date, the stock transfer books of Investors FSB shall be closed and no transfer of Investors FSB Common Stock shall thereafter be made or recognized.

                                   ARTICLE VI
                        EFFECTIVE DATE OF THE BANK MERGER

          The Bank Merger shall be effective at the later of the time and on the date upon which the Bank Merger is permitted to occur by the Office of the Comptroller of the Currency or at the time and on the date upon which the Bank Merger is permitted to occur by the Office of Thrift Supervision (such date and time being herein referred to as the "Effective Date").

                                   ARTICLE VII
                               FURTHER ASSURANCES

          If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Investors FSB, or otherwise carry out the provisions hereof, the proper officers and directors of Investors FSB, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Investors FSB, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

          The obligations of Investors FSB and Firstar Bank to effect the Bank Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement and the prior effectiveness of the merger between Firstar Corporation of Minnesota and Investors Bank Corp. contemplated thereby.

                                   ARTICLE IX
                                   TERMINATION

          Anything contained in this Bank Merger Agreement to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Investors FSB or Firstar Bank, this Bank Merger Agreement may be terminated and the Bank Merger abandoned as provided in the Reorganization Agreement. In the event the Reorganization Agreement is terminated pursuant to the terms thereof, this Bank Merger Agreement shall become void and have no effect.

                                    ARTICLE X
                                  MISCELLANEOUS

          1. This Bank Merger Agreement may be amended or supplemented at any time by mutual agreement of Investors FSB and Firstar Bank. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

          2. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Bank Merger Agreement.

          3. This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

          4. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of Minnesota, except to the extent federal law may be applicable.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Bank Merger Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST                        INVESTORS SAVINGS BANK, F.S.B.


                              By:
____________________               ______________________________
Name:                              Name:
Title:                                  Title:


(SEAL)

ATTEST                        FIRSTAR BANK OF MINNESOTA,
                              NATIONAL ASSOCIATION


                              By:
____________________               ______________________________
Name:                              Name:
Title:                                  Title:


(SEAL)

STATE OF MINNESOTA  )
                    )
COUNTY OF HENNEPIN  )

     On this ____ day of August, 1994, before me, a notary public for this state and county, personally came ______________________________, as
____________________, and _____________________________ as ____________________,
respectively, of Investors Bank F.S.B., and each in his/her capacity acknowledged this instrument to be the act and deed of the savings bank and the seal affixed to be its seal; and came also

_______________________                    _______________________
James M. Burkholder                        Graham N. Heikes

_______________________                    _______________________
John G. Lohmann, Jr.                       George E. Maas

_______________________                    _______________________
E. Thomas Binger                           Alice D. Mortensen

_______________________
Leonard E. Brown
being a majority of the Directors of Firstar Bank of Minnesota, and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as director thereof.

          WITNESS my official seal and signature this day and year.


(Seal of Notary)
                                   --------------------------------------------
                                   Notary Public, Hennepin County

                                   My commission expires ______________________


STATE OF MINNESOTA  )
                    )
COUNTY OF HENNEPIN  )

          On this ____ day of August, 1994, before me, a notary public for this state and county, personally came __________________________, as __________________, and _____________________, as ________________,
respectively, of Firstar Bank of Minnesota, National Association, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it be its seal; and came also


John A. Becker                             Richard W. Schoenke


William G. Hawkins                         Edwin M. Theisen


Amos Heilicher                             Jerold W. Wulf


Quentin O. Heimerman


James W. Lupient


Rudy Dan Luther


Malcolm W. McDonald
being a majority of the Directors of Investors Bank, F.S.B. and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as director thereof.

          WITNESS my official seal and signature this day and year.


(Seal of Notary)
                                   ____________________________________________
                                   Notary Public, Hennepin County
                                   My commission expires ______________________

                                   SCHEDULE A

                     LIST OF BRANCHES OF THE SURVIVING BANK


6900 France Avenue South                   1420 Yankee Doodle Road
Edina, MN                                  Eagan, MN  55121
                                           14431 Forest Boulevard North
1817 Plymouth Road South                   Hugo, MN  55038
Minnetonka, MN
                                           177 St. Croix Trail South
2690 North Snelling Avenue                 Lakeland Shores, MN  55043
Roseville, MN
                                           7984 Lake Drive
757 Cleveland Avenue South                 Lino Lakes, MN  55014
St. Paul, MN
                                           607 Marquette Avenue
527 Marquette Avenue                       Minneapolis, MN  55402
Minneapolis, MN
                                           4930-34th Avenue South
5540 Brooklyn Boulevard                    Minneapolis, MN  55417
Brooklyn Center, MN
                                           17600 Hwy 7
386 North Wabasha                          Minnetonka, MN  55345
St. Paul, MN
                                           2299 Palmer Drive
200 East Lake Street                       New Brighton, MN  55112-2497
Wayzata, MN
                                           13605 27th Avenue North
9845 Lyndale Avenue South                  Plymouth, MN  55441
Bloomington, MN
                                           6500 Nicollet Avenue South
80 South 8th Street                        Richfield, MN  55423
Minneapolis, MN
                                           1445 West County Road B
4801 South Highway 101                     Roseville, MN  55113
Minnetonka, MN
                                           2100 North Snelling Avenue
3670 Aquila Avenue South                   Roseville, MN  55113
St. Louis Park, MN
                                           2401 Lowry Avenue NE
3445 Bunker Lake Boulevard                 St. Anthony, MN  55418
Andover, MN 55304
                                           8800 Hwy 7
4061 North Lexington Avenue                St. Louis Park, MN  55426
Arden Hills, MN  55126
                                           400 South Hwy. 169
1550 East 79th Street                      St. Louis Park, MN  55426
Bloomington, MN  55425-1139
                                           2310 West 7th Street
One Commercial Street                      St. Paul, MN  55116
Circle Pines, MN  55014-4400
                                           53 East 6th Street
1950 Cliff Lake Road                       St. Paul, MN  55101
Eagan, MN  55122

6001 Stillwater Boulevard
Stillwater, MN  55082

213 East Chestnut Street
Stillwater, MN  55082

                                   SCHEDULE B

                     LIST OF DIRECTORS OF THE SURVIVING BANK


                              John A. Becker
                              James M. Burkholder
                              William G. Hawkins
                              Amos Heilicher
                              Quentin O. Heimerman
                              James W. Lupient
                              Rudy Dan Luther
                              Malcolm W. McDonald
                              Richard W. Schoenke
                              Edwin M. Theisen
                              Jerold W. Wulf

Firstar Corporation
August ___, 1994
Page 81

EXHIBIT 5.06 (To Agreement and Plan of Reorganization)

                     [Form of Investors Affiliate's Letter]

                                             August ___, 1994

Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Gentlemen:

     I have been advised that as of the date hereof I may be deemed an "affiliate" of Investors Bank Corp., a Delaware corporation ("Investors"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") under the Securities Act of 1933, as amended (the "Act") ("Affiliate"). Pursuant to the terms of the Agreement and Plan of Reorganization among Firstar Corporation, a Wisconsin corporation ("Firstar"), Firstar Corporation of Minnesota, a Minnesota corporation ("FCM"), and Investors (the "Reorganization Agreement"), and the related Plan of Merger by and between Investors and FCM joined in by Firstar for certain limited purposes, both dated as of August ___, 1994 (together with the Reorganization Agreement, the "Agreements"), Investors will be merged with and into FCM (the "Merger").

     As a result of the Merger, I may (i) receive shares of common stock of Firstar, $1.25 par value ("Firstar Common Stock"), (ii) have my warrants issued under a Warrant Agreement dated October 15, 1991, each of which represents the right to purchase 2/3 share of Common Stock of Investors, $.01 par value ("Investors Common Stock") (the "Warrants") converted into warrants to purchase Firstar Common Stock (the "Firstar Warrants") and/or (iii) have the right to purchase Firstar Common Stock upon the exercise of currently outstanding options to purchase Investors Common Stock (the "Options"). Following the Merger, I may acquire Firstar Common Stock pursuant to the exercise of the Firstar Warrants and/or the Options.

     In connection with the above transactions, I represent and warrant to Firstar and agree that:

     A. I will not make any sale, transfer or other disposition of the Firstar Common Stock received in the Merger or upon exercise of Firstar Warrants or Options ("Merger Stock") or Firstar Warrants in violation of the Act or the Rules and Regulations.

     B. I have no present plan or intent to dispose of the Merger Stock or Firstar Warrants acquired by me in connection with the Merger.

     C. I have been advised that the offering, sale and delivery of the shares of Firstar Common Stock to me pursuant to the Merger will be registered under the Act on a Registration Statement on Form S-4. I have also been advised, however, that, since I may be deemed to be an Affiliate of Investors at the time the Agreements are submitted for a vote of the shareholders of Investors, the shares of Merger Stock and/or Firstar Warrants must be held by me indefinitely unless (i) such shares of Merger Stock and/or Firstar Warrants have been registered for distribution under the Act, (ii) a sale of the shares of Merger Stock and/or Firstar Warrants is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel acceptable to Firstar,

Firstar Corporation
August ___, 1994
Page 2

some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition.

     D. I have carefully read this letter agreement and the Agreements and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Merger Stock and/or Firstar Warrants to the extent I felt necessary, with my counsel or counsel for Investors.

     E. I understand that Firstar is under no obligation to register the sale, transfer or other disposition of the shares of Merger Stock and/or Firstar Warrants for sale, transfer or other disposition by me to make compliance with an exemption from registration available.

     F. I understand that stop transfer instructions will be given to Firstar's transfer agent(s) and/or the registrar(s) and that there will be placed on the certificates for the shares of Merger Stock and/or Firstar Warrants I receive in connection with the Merger or any substitutions therefore, a legend stating in substance:

     "The shares represented by this certificate were issued in a transaction (the acquisition of Investors Bank Corp.) to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Firstar Corporation of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act. The shares represented by this certificate may not be sold or otherwise transferred prior to the publication by Firstar Corporation of an earnings statement covering at least 30 days of operations subsequent to [insert the effective date of the Merger]."

     G. I hereby agree that, for a period of two (2) years following the effective date of the Merger, I will obtain an agreement similar to this agreement from each transferee of the shares of Merger Stock and/or Firstar Warrants sold or otherwise transferred by me, but only if such transfer is effected other than in a transaction involving a registered public offering or as a sale pursuant to Rule 145.

     H. Notwithstanding the other provisions hereof, I agree not to sell, pledge, transfer, or otherwise dispose of the shares of Merger Stock and/or Firstar Warrants, or reduce my risk relative to the Firstar Common Stock in any other way, from the date hereof until such time as financial results covering at least 30 days of combined operations of the parties to the Merger have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies. I have not reduced my risk relative to the Firstar Common Stock to date.

     It is understood and agreed that this Agreement will terminate and be of no further force and effect and the legend set forth in Paragraph F above will be removed by delivery of substitute certificates without such legend, and the related transfer restrictions shall be lifted forthwith, if the period of time specified in Paragraph H of this Agreement has passed and (i) my shares of Merger Stock and/or Firstar Warrants shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf, (ii) I am not at the time an Affiliate of Firstar and have held the shares of Merger Stock and/or Firstar Warrants for at least two (2) years (or such other period as may be prescribed by the Act and the Rules and Regulations) and Firstar has filed with the

Firstar Corporation
August ___, 1994
Page 3

Securities and Exchange Commission ("SEC") all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve (12) months, (iii) I am not and have not been for at least three (3) months an Affiliate of Firstar and I have held the shares of Merger Stock and/or Firstar Warrants for at least three (3) years, or (iv) Firstar shall have received a letter from the staff of the SEC, or an opinion of Firstar's General Counsel or other counsel acceptable to Firstar, to the effect that the stock transfer restrictions and the legend are not required.

     This Agreement shall be binding on my heirs, legal representatives and successors.

                              Very truly yours,


                              _______________________________
                              Name 1


                              _______________________________
                              Name


                              _______________________________
                              Name

Accepted as of the ____ day of August, 1994.

FIRSTAR CORPORATION

By: _____________________



- - --------------------
1    In the event this undertaking covers shares held jointly or held individually by one or more related parties of an affiliate who beneficially owns such shares, each joint or related party shall sign.

                                                                    EXHIBIT 7.07


                               CERTAIN PROPERTIES


          1.   Garden Village Apartments
               St. Louis Park, MN


          2.   Brooklyn Manor Apartments
               Brooklyn Park, MN


          3.   13001-5 County Road 5
               Burnsville, MN


          4.   Countryside Apartments
               Forest Lake, MN

                                                                   EXHIBIT 10.01




                                                                         INDEX
       INSTITUTION                                                     WEIGHTING
       -----------                                                     ---------
Banc One Corporation                                                   12.59815%
Norwest Corporation                                                    10.38056%
KeyCorp                                                                 8.03616%
NBD Bancorp, Inc.                                                       5.22383%
National City Corporation                                               4.93813%
Huntington Bancshares Inc.                                              4.26593%
Comerica Incorporated                                                   3.89681%
First Bank System, Inc.                                                 3.75595%
Boatmen's Bancshares, Inc.                                              3.44556%
U.S. Bancorp                                                            3.28950%
Marshall & Ilsley Corporation                                           3.13368%
First Chicago Corporation                                               2.85252%
SouthTrust Corporation                                                  2.63009%
State Street Boston Corp.                                               2.51473%
Fifth Third Bancorp                                                     2.03344%
First of America Bank Corp.                                             1.94685%
AmSouth Bancorporation                                                  1.93871%
Meridian Bancorp, Inc.                                                  1.90182%
Signet Banking Corporation                                              1.87102%
Northern Trust Corporation                                              1.77871%
Midlantic Corporation                                                   1.72427%
UJB Financial Corp.                                                     1.71271%
First Security Corporation                                              1.61802%
Mercantile Bancorporation Inc.                                          1.41962%
Bancorp Hawaii, Inc.                                                    1.39491%
Regions Financial Corp.                                                 1.37926%
Old Kent Financial Corporation                                          1.33621%
Crestar Financial Corporation                                           1.24096%
Union Bank                                                              1.16680%
Integra Financial Corp.                                                 1.10311%
BanPonce Corporation                                                    1.07868%
First Tennessee National Corp.                                          1.04879%
BayBanks, Inc.                                                          0.61971%
Michigan National Corporation                                           0.50318%
First Empire State Corporation                                          0.22159%